EXHIBIT 99.4
EXECUTION VERSION

AGREEMENT

DATED 11 MAY 2015

USD4,750,000,000

CREDIT FACILITIES

FOR

EXOR S.p.A.
as the Company

EXOR N.V.
as the Borrower

CITIGROUP GLOBAL MARKETS LIMITED
and
MORGAN STANLEY BANK INTERNATIONAL LIMITED
as Arrangers

CITIBANK INTERNATIONAL LIMITED
as Facility Agent

Allen & Overy LLP

Schedule
1.	Original Lenders		93
2.	Conditions precedent		94
	Part 1	Conditions Precedent to Signing	94
	Part 2	Conditions Precedent to Utilisation	96
3.	Forms of Request		97
	Part 1	Form of Utilisation Request	97
	Part 2	Form of Selection Notice applicable to a Loan	98
4.	Form of Transfer Certificate		99
5.	Form of Assignment Agreement		101
6.	Form of Compliance Certificate		104
7.	Timetables		105

Signatories			106

THIS AGREEMENT is dated 11 May 2015 and made

BETWEEN:

(1)
EXOR S.p.A., a company incorporated in Italy as a Società per Azioni, having its registered office at Via Nizza 250, Turin, and registered with the Chamber of Commerce of Turin under number 00470400011 (the Company);

(2)
EXOR N.V., a company incorporated in the Netherlands as Naamloze Vennootshap having its registered office at Claude Debussylaan 24, 1082 MD, Amsterdam, with company number 59433698, company fiscal code 853482196 (the Borrower);

(3)	CITIGROUP GLOBAL MARKETS LIMITED and MORGAN STANLEY BANK INTERNATIONAL LIMITED as mandated lead arrangers (in this capacity, the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as original lenders (in this capacity, the Original Lenders); and

(5)	CITIBANK INTERNATIONAL LIMITED as facility agent (in this capacity, the Facility Agent).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptable Bank means a bank or financial institution which:

(a)
 has a rating of BBB- or higher by S&P or Fitch or Baa3 or higher by Moody's or a comparable rating from a nationally recognised credit rating agency for its long-term unsecured and non-credit enhanced debt obligations; or

(b)	has been approved by the Majority Lenders.
Administrative Party means an Arranger or the Facility Agent.
Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.
Anti-Corruption Laws means the US Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and all other applicable laws from time to time concerning or relating to bribery or corruption.
Anti-Money Laundering Laws means all laws from time to time concerning or relating to money laundering.
Assignment Agreement means an agreement substantially in the form set out in Schedule 5 (Form of Assignment Agreement) or any other form agreed between the Facility Agent (acting on the instructions of the Majority Lenders) and the Company.
Authorisation means an authorisation, consent, approval, resolution, permit, licence, exemption, filing, notarisation or registration.

Availability Period means in relation to a Facility, the period from and including the date of this Agreement to and including the earliest of:
(a)	in the case of:
(i)	Facilities A and B, the Closing Date; and
(ii)	Facility C, the date falling one Month after the Closing Date;
(b)	the date falling 12 Months after the date of this Agreement (or, if the Company elects to extend this period by notice in writing to the Facility Agent given no later than 11 Months after the date of this Agreement, the date falling 15 Months after the date of this Agreement); and
(c)	the date falling 12 Months after the date of the Merger Agreement.
Available Commitment means in relation to a Facility and a Lender, that Lender’s Commitment under that Facility minus:
(a)	the amount of its participation in any outstanding Loans under that Facility; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date.
Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender's Available Commitment in respect of that Facility.
Break Costs means the amount (if any) by which:
(a)	the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Turin and New York.
Certain Funds Utilisation means a Loan made or to be made under the Facilities on the Closing Date.
Change of Control has the meaning given to it in Clause 7.2 (Change of Control).
Closing Date means the date on which completion of the Merger occurs under the Merger Agreement.
Code means the US Internal Revenue Code of 1986.

Commitment means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.
Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenant.
Confidential Information means all information relating to the Company, the Borrower, the Group, the Target Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:
(a)	any member of the Group or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:
(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party or any of its Affiliates of Clause 36 (Confidentiality);
(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or
(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; or
(ii)	any Funding Rate or Reference Bank Quotation.
Confidentiality Undertaking means a confidentiality undertaking substantially in the then current recommended form of the Loan Market Association or in any other form agreed between the Company and the Facility Agent (acting on the instructions of the Majority Lenders).
Default means:
(a)	an Event of Default; or
(b)	an event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them (in each case as specified in Clause 23 (Events of Default)) be an Event of Default.
Defaulting Lender means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Facility Agent or the Company (which has notified the Facility Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);
(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question and has sent written notice to the Company stating the grounds on which it is disputing that payment.
Disruption Event means either or both of:
(a)	a material disruption to the payment or communications systems or to the financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out), provided that the disruption is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
Dutch Civil Code means the Burgerlijk Wetboek.
euro or € means the single currency of the Participating Member States.
Event of Default means any event or circumstance specified as such in Clause 23 (Events of Default).
Facility means Facility A, Facility B or Facility C.
Facility A means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

Facility A Commitment means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading Facility A Commitments in Schedule 1 (Original Lenders) and the amount of any other Facility A Commitment it acquires under this Agreement; and
(b)	in relation to any other Lender, the amount of any Facility A Commitment it acquires under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.
Facility B means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).
Facility B Commitment means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading Facility B Commitments in Schedule 1 (Original Lenders) and the amount of any other Facility B Commitment it acquires under this Agreement; and
(b)	in relation to any other Lender, the amount of any Facility B Commitment it acquires under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Facility B Extension Option means the extension option set out in Clause 5.6 (Facility B Extension optionFacility B Extension option).
Facility B Loan means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.
Facility C means the term loan facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).
Facility C Commitment means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading Facility C Commitments in Schedule 1 (Original Lenders) and the amount of any other Facility C Commitment it acquires under this Agreement; and
(b)	in relation to any other Lender, the amount of any Facility C Commitment it acquires under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
Facility C Loan means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.
Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

FATCA means:
(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or
(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or
(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties or the Original Lenders and the Company setting out the amount of any fees referred to in this Agreement or under any other Finance Document.
Finance Document means:
(a)	this Agreement;
(b)	a Fee Letter; or
(c)	any other document designated as such by an Administrative Party or the Original Lenders and the Company.
Finance Party means a Lender or an Administrative Party.
Financial Indebtedness means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent) treated as a borrowing in accordance with IFRS;
(c)	any bond, note, debenture, loan stock or other similar instrument;
(d)	any preference share which is mandatorily redeemable or redeemable at the option of the holder of that share prior to the latest Termination Date;
(e)	any agreement treated as a finance lease in accordance with IFRS;
(f)	receivables sold or discounted (otherwise than on a non-recourse basis) to the extent treated as a borrowing in accordance with IFRS;
(g)	any acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset and to the extent treated as a borrowing in accordance with IFRS;
(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction, determined in accordance with IFRS, will be used to calculate its amount);
(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing to the extent treated as a borrowing in accordance with IFRS;
(j)	without double counting, any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.
Funding Rate means any rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 10.4 (Cost of funds).
Group means the Company and its Subsidiaries for the time being.
Holding Company of any other person, means a person in respect of which that other person is a Subsidiary.
IFRS means international financial reporting standards as issued by the International Accounting Standards Board and adopted by the European Union.
Impaired Agent means the Facility Agent at any time when:
(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;
(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;
unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	an administrative or technical error; or
(B)	a Disruption Event; and
payment is made within five Business Days of its due date; or
(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question and has sent written notice to the Company stating the grounds on which it is disputing that payment.
Increased Costs has the meaning given to it in Clause 13 (Increased Costs).
Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company in connection with this Agreement.
Insolvency Event in relation to an entity means that the entity:
(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)	institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;
(e)	has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:
(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 90 days thereafter;
(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or
(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
Interest Period means each period determined under this Agreement by reference to which interest on a Loan or an Unpaid Sum is calculated.
Interpolated Screen Rate means, in relation to LIBOR any Loan or Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan, each as of the Specified Time for the currency of that Loan.
Italian Banking Act means Legislative Decree no. 385 of 1 September 1993, as amended and supplemented from time to time.
Italian Civil Code means the Italian codice civile, the initial version of which was approved by Italian Royal Decree No. 262 of 16 March 1942.
Legal Reservations means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws affecting the rights of creditors generally;
(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(c)	similar principles, rights and defences under the laws of the jurisdiction of incorporation of any Obligor; and
(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion supplied to the Facility Agent as conditions precedent under this Agreement.
Lender means:

(a)	an Original Lender; or
(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 24 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.
LIBOR means in relation to any Loan:
(a)	the applicable Screen Rate as of the Specified Time for US Dollars for a period equal to the Interest Period of that Loan; or
(b)	as otherwise determined pursuant to Clause 10.1 (Unavailability of Screen Rate)
and if, in either case, any such rate is below zero, LIBOR will be deemed to be zero.
LMA means the Loan Market Association.
Loan means a Facility A Loan, a Facility B Loan or a Facility C Loan.
Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent in value of the Total Commitments (or, if the Total Commitments have been reduced to zero, and there are no Loans then outstanding, aggregated more than 66 2/3 per cent of the Total Commitments immediately prior to the reduction).
Margin means the rate per annum determined in accordance with Clause 8.3 (Margin).
Material Adverse Effect means any effect which is materially adverse to the ability of the Obligors taken as a whole to perform their obligations under the Finance Documents.
Merger means the merger of the Merger Sub with and into the Target in accordance with the terms of the Merger Agreement.
Merger Agreement means the agreement and plan of merger by and among the Borrower, the Merger Sub, the Target, and solely with respect to Section 9.13 thereof, the Company, in the form attached to the irrevocable offer letter dated on or about the date of this Agreement by the Company (as modified from time to time to the extent not prohibited by Clause 21.7 of this Agreement).
Merger Sub means Pillar Ltd., a Bermuda exempted company, incorporated and existing under the laws of Bermuda, with registered office at Cumberland House 9th Floor, 1 Victoria Street, Hamilton HM 11 (Bermuda), and an indirect wholly-owned Subsidiary of the Company.
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period will end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;
(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period will end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period will end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.
Moody's means Moody's Investors Service Limited (including, for the avoidance of doubt, Moody's Deutschland GmbH) or any successor to its ratings business.
New Lender has the meaning given to it in Clause 24 (Changes to the Lenders).
Obligor means the Borrower or the Company.
OECD means Australia, Austria, Belgium, Canada, Chile, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Israel, Italy, Japan, Republic of Korea, Luxembourg, Mexico, Netherlands, New Zealand, Norway, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Switzerland, Turkey, the United Kingdom and the United States of America.
Original Facility A Termination Date means the date falling 364 days after the date of this Agreement.
Original Facility B Termination Date means the date falling 364 days after the date of this Agreement.
Original Financial Statements means the audited consolidated financial statements of the Company for the financial year ended 31 December 2014.
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with the legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Pro Rata Share means:
(a)	for the purpose of determining a Lender's participation in a Utilisation, the proportion which its Available Commitment under the relevant Facility bears to the Available Facility under that Facility; and
(b)	for any other purpose at any time:
(i)	the proportion which a Lender's participation in the Loans (if any) bears to all the Loans;
(ii)	if there is no Loan outstanding at the relevant time, the proportion which its Commitments bear to the Total Commitments at that time;
(iii)	if there is no Loan outstanding and the Total Commitments have been cancelled at the relevant time, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or
(iv)	when the term is used in relation to a Facility, the above proportions, but applied only to the Loans and Commitments in respect of that Facility.
For the purpose of paragraph (iv) above, the Facility Agent will determine, in the case of a dispute, whether the term in any case relates to a particular Facility.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Facility Agent in accordance with market practice in that market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).
Reference Bank Quotation means any quotation supplied to the Facility Agent by a Reference Bank.
Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Facility Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in US Dollars and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.
Reference Banks means such bank(s) as the Facility Agent and the Company may agree from time to time.
Repeating Representations means each of the representations and warranties set out in Clauses 18.2 (Status) to 18.6 (Validity and admissibility in evidence) (inclusive), 18.9 (No default), 18.12 (Pari passu ranking), 18.13 (No proceedings pending or threatened), 18.15 (Anti-corruption law), 18.16 (Anti-money laundering law), 18.17 (Sanctions) and 18.18 (US Margin regulations).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Restricted Group means the Company and its Restricted Subsidiaries.
Restricted Subsidiaries means each Subsidiary of the Company which is listed as being consolidated line-by-line in the latest Shortened Consolidated Financial Statements (which, as of the date hereof, comprises EXOR S.A., Exor Capital Limited, Exor Inc., Ancom USA Inc., Exor N.V. and Exor SN LLC)and for the avoidance of doubt does not include any member of the Target Group.
S&P means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. (including, for the avoidance of doubt, Standard & Poor's Credit Market Services Europe Ltd.) or any successor to its ratings business.
Sanctions means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:
(a)	the Office of Foreign Assets control of the US Department of Treasury;
(b)	the United States Department of State;
(c)	the United Nations Security Council;
(d)	the European Union; or
(e)	Her Majesty's Treasury,
(together, the Sanctions Authorities).

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed (before any correction, recalculation or republication by the administrator) on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.  If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.
Security Interest means a mortgage, charge, pledge, lien, encumbrance or similar security interest.
Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 3 (Forms of Request).
Shortened Consolidated Financial Statements means the statement of financial position and income of the Company which forms part of:
(a)	the annual consolidated financial statements and the half-year condensed consolidated financial statements of the Company; or
(b)	the quarterly consolidated financial results of the Company, in each case which includes a list of its financial holding companies which have been consolidated line-by-line and a list of the investments in the operating subsidiaries and associates which have been accounted for using the equity method.
Specified Time means a time determined in accordance with Schedule 7 (Timetables).
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and control for this purpose means the power to appoint a majority of the board of directors or other management board of the entity whether through the ownership of voting capital, by contract or otherwise.
Syndication Date means the earlier of the date falling five months after the date of this Agreement and the date on which the Facility Agent notifies the Company as the date on which primary syndication has closed.
Target means PartnerRe Ltd.
Target Group means the Target and its Subsidiaries for the time being.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of them).
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means either an increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).
Termination Date means:

(a)	in relation to Facility A, subject to Clause 5.5 (Facility A Extension option), the Original Facility A Termination Date;
(b)	in relation to Facility B, subject to Clause 5.6 (Facility B Extension option), the Original Facility B Termination Date; and
(c)	in relation to Facility C, the date falling three years after the date of this Agreement.
Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility B Commitments and the Total Facility C Commitments.
Total Facility A Commitments means the aggregate of the Facility A Commitments.
Total Facility B Commitments means the aggregate of the Facility B Commitments.
Total Facility C Commitments means the aggregate of the Facility C Commitments.
Transaction means the transactions under or in connection with the Merger Agreement.
Transaction Documents means the Finance Documents and the Merger Agreement.
Transfer Certificate means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) with any amendments which the Facility Agent (acting on the instructions of the Majority Lenders) may approve or reasonably require or any other form agreed between the Facility Agent and the Company.
Transfer Date means, in relation to an assignment or a transfer, the later of:
(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and
(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.
UK means the United Kingdom of Great Britain and Northern Ireland.
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.
US means the United States of America.
US Dollars, US$ or USD means the lawful currency of the US.
Utilisation means a utilisation of a Facility.
Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is or is to be made.
Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 3 (Forms of Request).
VAT means:
(a)	any Tax imposed in compliance with Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other Tax of a similar nature whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax referred to in paragraph (a) above, or imposed elsewhere.
1.2	Construction
(a)	Unless this Agreement expressly provides to the contrary, any reference in this Agreement to:
(i)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;
(ii)	an amendment includes a supplement, novation, extension (whether of maturity or otherwise), restatement, re-enactment or replacement (however fundamental and whether or not more onerous) and amended will be construed accordingly;
(iii)	assets includes present and future properties, revenues and rights of every description;
(iv)	disposal includes a sale, transfer, assignment, grant, lease, licence, declaration of trust or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;
(v)	a Finance Document or any other agreement or instrument includes (without prejudice to any prohibition on amendments) any amendment to that Finance Document or other agreement or instrument, including any change in the purpose of, any extension of or any increase in the amount of a facility or any additional facility;
(vi)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(vii)	"know your customer" checks are to the identification checks that a Finance Party requests to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;
(viii)	a person includes any individual, firm, company, corporation, government, state or agency of a state or any association or body (including a partnership, trust, fund, joint venture or consortium), or other entity (whether or not having separate legal personality);
(ix)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which persons to which it applies are generally accustomed to comply) of any governmental, inter-governmental or supranational body, agency or department, or of any regulatory, self-regulatory or other authority or organisation;
(x)	a currency is a reference to the lawful currency for the time being of the relevant country;
(xi)	a provision of law is a reference to that provision as amended and includes any subordinate legislation; and
(xii)	a time of day is a reference to London time.
(b)	The determination of the extent to which a rate is for a period equal in length for an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.
(c)	A Clause or a Schedule is a reference to a clause of or a schedule to this Agreement.

(d)	The headings in this Agreement are for ease of reference only and do not affect its interpretation.
(e)	Unless this Agreement expressly provides to the contrary:
(i)	a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;
(ii)	a Default is continuing if it has not been remedied or waived; and
(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of any Obligor is outstanding or any Commitment is in force under the Finance Documents.
(f)	Any reference within a Clause to this Clause means the entirety of that Clause.
1.3	Third party rights
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of that Finance Document.
(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to rescind or vary that Finance Document at any time.
1.4	Italian terms
In this Agreement, where it relates to the Company, a reference to:
(a)	a winding‑up, administration, dissolution or the like includes, without limitation, any scioglimento, liquidazione, procedura concorsuale (fallimento, concordato preventivo, liquidazione coatta amministrativa, amministrazione straordinaria or misure urgenti per la ristrutturazione industriale delle grandi imprese in stato di insolvenza), cessione dei beni ai creditori pursuant to article 1977 of the Italian Civil Code, implementing a piano di risanamento, entering into an accordo di ristrutturazione dei debiti, filing a petition for a concordato preventivo or entering into a similar arrangement for the majority of its creditors, or any other similar proceedings or legal concepts; and
(b)	a receiver, administrative receiver, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, liquidatore, or any other person performing the same function of each of the foregoing.
1.5	Dutch terms
In this Agreement, where it relates to the Borrower, a reference to:
(a)	a necessary action to authorise where applicable, includes without limitation:
(i)	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and
(ii)	obtaining an unconditional positive advice (advies) from the competent works council(s);
(b)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods

(recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(c)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);
(d)	financial assistance means any act not permitted by Article 2:98c of the Dutch Civil Code;
(e)	an encumbrance includes any mortgage (hypotheek), pledge (pandrecht) and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);
(f)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;
(g)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36(2) of the Tax Collection Act of the Netherlands (Invorderingswet 1990);
(h)	a trustee in bankruptcy includes a curator;
(i)	an administrator includes a bewindvoerder;
(j)	an attachment includes a beslag; and
(k)	a receiver or an administrative receiver does not include a curator or bewindvoerder.
2.	THE FACILITIES
2.1	The Facilities
(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrower:
(b)	a US Dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments;
(c)	a US Dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments; and
(d)	a US Dollar term loan facility in an aggregate amount equal to the Total Facility C Commitments.
2.2	Finance Parties' rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.
(b)	The rights of a Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party is a separate and independent debt.
(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE
3.1	Purpose
Each Facility may only be used for:
(a)	the financing of the aggregate per share consideration for the Merger pursuant to the terms of the Merger Agreement; and
(b)	the payment of costs and expenses incurred by the Company and the Borrower in connection with the Finance Documents, the Merger Agreement and the Transaction.
3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any utilisation of a Facility.
4.	CONDITIONS OF UTILISATION
4.1	Initial conditions precedent
(a)	No Utilisation may be made unless the Facility Agent has received (or waived receipt of) all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent (acting reasonably) or in the form agreed by or on behalf of the Facility Agent before the date of this Agreement. The Facility Agent must notify the Company and the Lenders promptly upon being so satisfied.
(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
4.2	Further conditions precedent
Except for a Utilisation on the Closing Date (in which case Clause 4.4 (Utilisations on the Closing Date) will apply), no Lender will be obliged to comply with Clause 5.4 (Lenders' participation) unless, on the date of the Utilisation Request and on the proposed Utilisation Date for the relevant Loan:
(a)	No Default is continuing or would result from the proposed Loan; and
(b)	the Repeating Representations are true in all material respects.
4.3	Maximum number
A Utilisation Request may not be given and a Loan may not be divided if, as a result of the proposed Utilisation or division, more than five Loans are outstanding under any Facility.
4.4	Utilisations on the Closing Date
(a)	Subject to Clause 4.1 (Initial conditions precedent), no Lenders will be obliged to comply with Clause 5.4 (Lenders' participation) in relation to a Utilisation on the Closing Date unless:
(i)	on the date of the Utilisation Request and on the proposed Utilisation Date:
(A)	no Major Default is continuing or would result from the proposed Utilisation; and

(B)	all the Major Representations are true in all material respects and will be true in all material respects immediately after the relevant Utilisation is made;
(ii)	it is not unlawful for the Lender to maintain its Commitment or to perform its obligations to make available that Loan;
(iii)	no Change of Control has occurred; and
(iv)	the Facility Agent has received (or waived receipt of) the conditions precedent listed in Part 2 of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Facility Agent (acting reasonably) or in the form agreed by or on behalf of the Facility Agent before the date of this Agreement (and the Facility Agent must notify the Company and the Lenders promptly upon being so satisfied).
(b)	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph (a)(iv) above, the Lenders authorise (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.
(c)	Until (and including) the Closing Date (save in circumstances where, pursuant to paragraph (a) above, a Lender is not obliged to comply with Clause 5.4 (Lenders’ participation), none of the Finance Parties shall be entitled to:
(i)	cancel any of its Commitments;
(ii)	rescind, terminate or cancel this Agreement or any of the Facilities or exercise any similar right or remedy or make or enforce any claim under the Finance Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Utilisation;
(iii)	refuse to participate in the making of a Certain Funds Utilisation;
(iv)	exercise any right of set-off or counterclaim or similar right or remedy in respect of a Utilisation to the extent to do so would prevent or limit the making of a Certain Funds Utilisation; or
(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement or under any other Finance Document to the extent to do so would prevent or limit the making of a Certain Funds Utilisation, provided that immediately following the Closing Date all such rights, remedies and entitlements shall be available to the Finance Parties notwithstanding that they may not have been used or been available for use up to the Closing Date.
(d)	In this Agreement:
Major Breach means breach of:
(i)	Clause 21.4 (Pari passu ranking);
(ii)	Clause 21.5 (Negative pledge);
(iii)	Clause 21.6 (Amalgamation);
(iv)	Clause 21.7 (Merger undertakings); and

(v)	Clause 21.9 (Sanctions).
Major Representation means any of the following representations in relation to the Obligors (for the avoidance of doubt excluding the Target Group):
(i)	Clause 18.2 (Status);
(ii)	Clause 18.3 (Binding obligations);
(iii)	Clause 18.4 (Non-conflict with other obligations), for this purpose, in Clause 18.4(b), the reference to “obligations” in the definition of Material Adverse Effect shall be construed as a reference to (A) payment obligations of the Obligors under the Finance Documents; and (B) obligations of the Obligors under the Clauses referred to in the definition of Major Breach above;
(iv)	Clause 18.5 (Power and authority);
(v)	Clause 18.6 (Validity and admissibility in evidence);
(vi)	Clause 18.12 (Pari passu ranking);
(vii)	Clause 18.14 (Merger Agreement); and
(viii)	Clause 18.18 (US Margin regulations).
Major Default means any of the following Events of Default (for the avoidance of doubt excluding the Target Group):
(i)	Clause 23.2 (Non-payment);
(ii)	Clause 23.4 (Other obligations) but only in so far as it relates to a Major Breach;
(iii)	Clause 23.5 (Misrepresentation) but only in so far as it relates to a Major Representation;
(iv)	Clauses 23.7 (Insolvency) and 23.8 (Insolvency proceedings);
(v)	Clause 23.11 (Unlawfulness); and
(vi)	Clause 23.12 (Repudiation).
5.	UTILISATION
5.1	Delivery of a Utilisation Request
The Borrower may borrow a Loan by delivery to the Facility Agent of a duly completed Utilisation Request not later than the Specified Time (or such later time as the Facility Agent may agree).
5.2	Completion of a Utilisation Request
(a)	A Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it identifies the Facility under which the Loan is to be made;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;
(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and
(iv)	the proposed Interest Period of the Loan complies with this Agreement.
(b)	Multiple Loans may be requested in a Utilisation Request where the proposed Utilisation Date is the Closing Date. Only one Loan may be requested in each other Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request for a Loan must be US Dollars.
(b)	The amount of a proposed Loan must be:
(i)	if made on the Closing Date, in a minimum amount of USD50,000,000, or, if less, the relevant Available Facility; or
(ii)	if made after the Closing Date, in a minimum amount of USD10,000,000 or, if less, the Available Facility.
5.4	Lenders' participation
(a)	If the conditions set out in this Agreement have been met, each Lender must make its participation in a requested Loan available by the Utilisation Date through its Facility Office to the Facility Agent.
(b)	The amount of each Lender's participation in each requested Loan will be its Pro Rata Share immediately before making the Loan.
(c)	No Lender is obliged to participate in a Loan if, as a result:
(i)	its participation in the Loans under a Facility would exceed its Commitment under that Facility; or
(ii)	the Loans under a Facility would exceed the aggregate of the Commitments of all the Lenders under that Facility.
5.5	Facility A Extension option
(a)	The Company may by giving notice to the Facility Agent (the Facility A Extension Notice) no earlier than 60 days but no later than 30 days before the Original Facility A Termination Date, extend the Termination Date for Facility A to the date falling four Months after the Original Facility A Termination Date (the Facility A Extended Termination Date).
(b)	Following the delivery of a Facility A Extension Notice, the Termination Date for Facility A will be, on the Original Facility A Termination Date, extended to the Facility A Extended Termination Date, subject to:
(i)	no Event of Default being outstanding on each of the date of the Facility A Extension Notice and the Original Facility A Termination Date; and
(ii)	the Lenders having received payment of the extension fee payable in connection with such extension pursuant to paragraph (e) below, on or before the Original Facility A Termination Date.

(c)	The Facility Agent shall promptly notify the Lenders upon receipt by the Facility Agent of the Facility A Extension Notice.
(d)	The Facility A Extension Notice is irrevocable.
(e)	If the Facility A Extension Notice has been given by the Company to the Facility Agent, the Borrower must pay to the Facility Agent for the account of each Lender participating in Facility A, no later than the Original Facility A Termination Date, an extension fee in an amount equal to 0.05 per cent. of the aggregate amount of each Lender's Facility A Commitments as at close of business in London on the Original Facility A Termination Date.
5.6	Facility B Extension option
(a)	The Company may by giving notice to the Facility Agent (the Facility B Extension Notice) no earlier than 60 days but no later than 30 days before the Original Facility B Termination Date, extend the Termination Date for Facility B to the date falling 12 Months after the Original Facility B Termination Date (the Facility B Extended Termination Date).
(b)	Following the delivery of a Facility B Extension Notice, the Termination Date for Facility B will be, on the Original Facility B Termination Date, extended to the Facility B Extended Termination Date, subject to:
(i)	no Event of Default being outstanding on each of the date of the Facility B Extension Notice and the Original Facility B Termination Date; and
(ii)	the Lenders having received payment of the extension fee payable in connection with such extension pursuant to paragraph (e) below, on or before the Original Facility B Termination Date.
(c)	The Facility Agent shall promptly notify the Lenders upon receipt by the Facility Agent of the Facility B Extension Notice.
(d)	The Facility B Extension Notice is irrevocable.
(e)	If the Facility B Extension Notice has been given by the Company to the Facility Agent, the Borrower must pay to the Facility Agent for the account of each Lender participating in Facility B, no later than the Original Facility B Termination Date an extension fee in an amount equal to:
(i)	if the Total Facility B Commitments as at close of business in London on the Original Facility B Termination Date are less than 50 per cent. of the Total Facility B Commitments as at the date of this Agreement, 0.10 per cent. of the aggregate amount of each Lender's Facility B Commitments as at close of business in London on the Original Facility B Termination Date; or
(ii)	if the Total Facility B Commitments as at close of business in London on the Original Facility B Termination Date are 50 per cent. or more of the Total Facility B Commitments as at the date of this Agreement, 0.20 per cent. of the aggregate amount of each Lender's Facility B Commitments as at close of business in London on the Original Facility B Termination Date.
6.	REPAYMENT
(a)	Subject in the case of Facility B to paragraph (b) below, the Borrower must repay each Loan under a Facility in full on the Termination Date applicable to that Facility.

(b)	If the Facility B Extension Option is exercised, the Company must repay the Loans under Facility B in the amounts and at the times specified below:
(i)	on the date falling 18 Months after the date of this Agreement, in an amount equal to the outstanding amount of the Loans on the Original Facility B Termination Date less USD2,250,800,000 (and, if such amount is less than zero, such amount will be deemed to be zero).
(ii)	on the date falling 24 Months after the date of this Agreement, all of the Loans outstanding under Facility B in full.
7.	PREPAYMENT AND CANCELLATION
7.1	Illegality
(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund or maintain its participation in any Loan or it becomes unlawful in any applicable jurisdiction for any Affiliate of a Lender for that Lender to do so, that Lender must notify the Facility Agent promptly upon becoming aware of that event.
(b)	After receipt of a notice under paragraph (a) above the Facility Agent must notify the Company promptly and:
(i)	the Borrower must on the date specified in paragraph (c) below repay or prepay the participation of that Lender in each Loan made to it; and
(ii)	the Commitments of that Lender will be cancelled with effect from the date of the notice.
(c)	The date for repayment or prepayment of a Lender's participation in a Loan will be:
(i)	the last day of the Interest Period of that Loan which is current on the date of the notice under paragraph (b) above; or
(ii)	if earlier, the date specified by the Lender in the notice under paragraph (a) above which must be no earlier than the last day of any applicable grace period permitted by law.
7.2	Change of Control
(a)	For the purposes of this Agreement:
acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and
Change of Control means:
(i)	the Company ceasing to be the direct or indirect beneficial owner of all the issued share capital of the Borrower; or
(ii)	any person or group of persons acting in concert (other than a Related Party) acquiring shares in the capital of the Company which carry more than 50 per cent. of the voting rights exercisable in a shareholders meeting of the Company.
Related Party means Giovanni Agnelli & C S.a.p.az. or any of its direct or indirect Subsidiaries.

(b)	The Company must notify the Facility Agent promptly upon becoming aware of any Change of Control. The Facility Agent must then promptly notify the Lenders of that event occurring.
(c)	After a Change of Control:
(i)	no Lender will be obliged to fund a Loan; and
(ii)	if a Lender so requires and notifies the Facility Agent within 45 days of the Company notifying the Facility Agent of the Change of Control, the Facility Agent must, by not less than five Business Days' notice to the Company:
(A)	cancel the Commitment(s) of that Lender; and
(B)	declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.
Any such notice will take effect in accordance with its terms.
7.3	Mandatory prepayment/cancellation – disposals and equity issue
(a)	In this Clause 7.3:
excluded disposal proceeds means any amount received in cash by a member of the Restricted Group:
(i)	from a person which is not a member of the Restricted Group as consideration for a relevant disposal to a person which is not a member of the Restricted Group which does not exceed USD 50,000,000; or
(ii)	under or pursuant to the Merger Agreement as per share consideration for the Merger as a result of that member of the Restricted Group holding shares in the Target prior to the Closing Date, provided that, at no time, shall any amount received by a member of the Restricted Group from a person which is not a member of the Restricted Group as consideration for a relevant disposal of treasury shares to a person which is not a member of the Restricted Group constitute excluded disposal proceeds.
net proceeds means any amount received in cash by a member of the Restricted Group from a person which is not a member of the Restricted Group:
(i)	as consideration for a relevant disposal to a person which is not- a member of the Restricted Group except for excluded disposal proceeds; and
(ii)	in connection with a relevant equity issue,
in each case, less all Taxes and costs and expenses incurred by any member of the Restricted Group in connection with the relevant disposal or relevant equity issue (as applicable).
relevant equity issue means the raising of funds by way the issue of equity (including any preference shares) or the issue of a hybrid security, in each case, by a member of the Restricted Group;

relevant disposal means a disposal made by a member of the Restricted Group after the date of this Agreement of equity interests in a member of the Restricted Group or equity interests owned by a member of the Restricted Group.
(b)	At any time while a Loan is outstanding or Commitment is available, in each case, under Facility A or Facility B, upon receipt of an amount of net proceeds from a relevant disposal or a relevant equity issue, the Company must:
(i)	promptly notify the Facility Agent; and
(ii)	procure that an amount at least equal to the net proceeds is applied to reduce Facility A with the balance to reduce Facility B in accordance with Clause 7.5 (Reduction of a Facility).
7.4	Mandatory prepayment/cancellation – debt and capital markets proceeds
(a)	In this Clause:
Financing means the raising of funds by way of:
(i)	any bilateral, syndicated or other loan or credit facility, but excluding any facility entered into by a member of the Restricted Group and made available for general corporate or working capital purposes to replace another facility of the Restricted Group for general corporate or working capital purposes to the extent that the principal amount available under that facility is less than or equal to the amount available under the facility that it replaces (including any amount which is committed by the relevant lender but not drawn yet); or
(ii)	any bond, private placement, note, debt security or other debt capital markets transaction, in each case, entered into, issued or otherwise raised after the date of this Agreement by a member of the Restricted Group.
Financing Proceeds means the proceeds of any Financing received in cash by a member of the Restricted Group from a person which is not a member of the Restricted Group less any Tax, fees, costs or expenses incurred by any member of the Restricted Group in connection with such Financing.
(b)	At any time while a Loan is outstanding or Commitment is available under Facility A or Facility B, the Company must:
(i)	promptly notify the Facility Agent of the receipt of any Financing Proceeds; and
(ii)	procure that an amount at least equal to the Financing Proceeds is applied to reduce Facility B with any balance applied to reduce Facility A in accordance with Clause 7.5 (Reduction of a Facility).
7.5	Reduction of a Facility
Where an amount is required to be applied to reduce Facility A or reduce Facility B:
(a)	it will be applied first in immediate pro rata cancellation of the Available Commitments under that Facility and any balance will be applied in prepayment of the Loans under that Facility;
(b)	any prepayment will be made no later than the earlier of:

(i)	the last day of the first Interest Period for a Loan under the relevant Facility to end after receipt of the relevant net proceeds or Financing Proceeds; and
(ii)	the date falling 30 days after receipt of the relevant net proceeds.
7.6	Voluntary cancellation
(a)	The Company may at any time, if it gives the Facility Agent not less than five Business Days' prior notice, cancel the whole or any part of an Available Facility.
(b)	Partial cancellation of an Available Facility must be in a minimum amount of USD25,000,000 and an integral multiple of USD5,000,000.
(c)	Any cancellation in part will reduce the Commitment of each Lender under that Facility pro rata.
7.7	Voluntary prepayment
(a)	The Borrower may, if it gives the Facility Agent not less than five Business Days' prior notice, prepay the whole or any part of that Loan.
(b)	A prepayment of part of a Loan must be in a minimum amount of USD25,000,000 and an integral multiple of USD5,000,000.
7.8	Automatic cancellation
(a)	The unutilised Commitment of each Lender under a Facility will be automatically cancelled at close of business on the last day of the Availability Period applicable to that Facility.
(b)	The Commitments of each Lender under a Facility will be automatically cancelled in full on the earlier of:
(i)	the date on which the Company publicly announces that it is no longer pursuing the Merger; and
(ii)	the date on which the Company gives notice to the Facility Agent that the Merger Agreement is terminated (if the Closing Date has not occurred by such date).
7.9	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or any amount under Clause 13 (Increased Costs), the Company may, while the circumstances giving rise to the requirement for that increase or indemnification continue, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.
(b)	On receipt of a notice of prepayment and cancellation under paragraph (a) above:
(i)	the Commitments of that Lender will immediately be reduced to zero; and

(ii)	the Borrower must repay or prepay that Lender's participation in each Loan made to it on the date specified in paragraph (c) below.
(c)	The date for repayment or prepayment of a Lender's participation in a Loan will be:
(i)	the last day of the current Interest Period for that Loan; or
(ii)	if earlier, the date specified by the Company in the notice under paragraph (a) above.
7.10	Right of cancellation in relation to a Defaulting Lender
(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent one Business Days' notice of cancellation of each Available Commitment of that Lender.
(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.
(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.
7.11	Prepayment of Loans
No amount of a Loan prepaid or repaid under this Agreement may subsequently be re-borrowed.
7.12	Miscellaneous
(a)	Any notice of cancellation or prepayment under this Clause:
(i)	is irrevocable; and
(ii)	unless a contrary indication appears in this Agreement, must specify:
(A)	the date upon which the relevant cancellation or prepayment is to be made; and
(B)	the amount of that cancellation or prepayment.
(b)	Any prepayment under this Agreement must be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.
(c)	No prepayment or cancellation is allowed except at the times and in the manner expressly provided for in this Agreement.
(d)	No amount of the Commitments cancelled under this Agreement may be subsequently reinstated.
(e)	If the Facility Agent receives a notice under this Clause, it must promptly forward a copy of that notice to either the Company or the affected Lender(s), as appropriate.
(f)	If all or part of a Loan under a Facility is repaid or prepaid and is not available for re-utilisation, an equivalent amount of the Commitments in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph will reduce the Commitments of the Lenders who were repaid or prepaid under that Facility by the amount of the relevant repayment or prepayment.

(g)	If a Facility B Extension Notice is given, any prepayment of a Loan under Facility B will be applied against the outstanding repayment instalments under Facility B on a pro rata basis.
8.	INTEREST
8.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the aggregate of the applicable:
(a)	Margin; and
(b)	LIBOR.
8.2	Payment of interest
Except where this Agreement expressly provides to the contrary, the Borrower must pay accrued interest on each Loan made to it on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-Monthly intervals after the first day of that Interest Period).
8.3	Margin
(a)	The Margin under Facility A (the Facility A Margin) means, with respect to any period, the rate per annum set out below in relation to that period:

Period	Facility A Margin (per cent. per annum)
From (and including) the date of this Agreement to (and including) the date falling six Months after the date of this Agreement (the First Facility A Adjustment Date).	0.40
From the day following the First Facility A Adjustment Date to (and including) the date falling three Months after the First Facility A Adjustment Date (the Second Facility A Adjustment Date).	0.60
From the day following the Second Facility A Adjustment Date to (and including) the date falling three Months after the Second Facility A Adjustment Date (the Third Facility A Adjustment Date).	0.90
Thereafter:	1.50

(b)	The Margin under Facility B (the Facility B Margin) means, with respect to any period, the rate per annum set out below in relation to that period:

Period	Facility B Margin (per cent. per annum)
From (and including) the date of this Agreement to (and including) the date falling six Months after the date of this Agreement (the First Facility B Adjustment Date).	0.40
From the day following the First Facility B Adjustment Date to (and including) the date falling three Months after the First Facility B Adjustment Date (the Second Facility B Adjustment Date).	0.60
From the day following the Second Facility B Adjustment Date to (and including) the date falling three Months after the Second Facility B Adjustment Date (the Third Facility B Adjustment Date).	0.90
From the day following the Third Facility B Adjustment Date to (and including) the date falling six Months after the Third Facility B Adjustment Date (the Fourth Facility B Adjustment Date).	1.50
And thereafter	2.00
(c)	The initial Margin applicable to Facility C (the Facility C Margin) is 0.70 per cent. per annum. Subject to the other provisions of this paragraph (c), the Facility C Margin will be determined and adjusted by reference to the table below:

Long-term corporate credit rating of the Company / corporate family rating (as applicable)		Facility C Margin (per cent. per annum)
Moody's	S&P
Baa1 (or higher)	BBB+ (or higher)	0.70
Baa2	BBB	0.80
Baa3	BBB-	1.15
Ba1 (or lower, or unrated)	BB+ (or lower, or unrated)	1.40

(i)	In this paragraph (c), Rating Agency means Moody's or S&P.
(ii)	The Company must promtply notify the Facility Agent of any change made by a Rating Agency of the Company's long-term corporate credit rating or corporate family rating (as applicable) which occurs after the date of this Agreement. If the long-term corporate credit ratings or corporate family rating (as applicable) given to the Company by a Rating Agency is such that a different Facility C Margin is applicable to each rating, the applicable Facility C Margin will be an amount equal to the average of those Facility C Margins.
(iii)	If only one Rating Agency assigns a long-term corporate rating or corporate family rating (as applicable) to the Company, the Facility C Margin will be determined on the basis of that rating.
(iv)	Any change in the Facility C Margin will, subject to sub-paragraph (v) below, apply to each relevant Loan on the Business Day after the date of notification by the Company of the assignment of, change in or loss of rating under sub-paragraph (ii) above.
(v)	For so long as:
(A)	the Company is in default of its obligations under this Agreement to notify the Facility Agent of any change in its rating under sub-paragraph (ii) above;
(B)	an Event of Default is continuing; or
(C)	no Rating Agency assigns a long-term corporate credit rating or corporate family rating (as applicable) to the Company, the applicable Facility C Margin will be the highest applicable rate for a Facility C Loan, being 1.40 per cent. per annum. Once the Event of Default is remedied or waived or the Rating Agency assigns again a long-term corporate credit rating or corporate family rating (as applicable) to the Company, the Margin will be determined in accordance with the table above.
8.4	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest will accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each with a duration and Quotation Day selected by the Facility Agent (acting reasonably).
(b)	Any interest accruing under this Clause 8.4 will be immediately payable by the Obligor on demand by the Facility Agent.
(c)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of the then current Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount will have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)	the rate of interest applying to the overdue amount during that first Interest Period will be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.
(d)	Unpaid interest arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5	Notification of rates of interest
(a)	The Facility Agent must notify each relevant Party promptly of the determination of a rate of interest under this Agreement.
(b)	The Facility Agent shall promptly notify the the Borrower (or the Company) of each Funding Rate relating to a Loan.
8.6	Italian law
With respect to the Company:
(a)	if, pursuant to a change in law or in the official interpretation of Law No. 108 of 7 March 1996 (as amended and/or restated from time to time, the Italian Usury Law), the rate of interest applicable to a Loan or the default rate of interest at any time during the life of this Agreement is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to the Company shall immediately be reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement; and
(b)	the amount of interest on overdue amounts payable by the Company under this Agreement shall only be compounded in accordance with and to the extent permitted by article 1283 of the Italian Civil Code, article 120 of the Italian Banking Act and any relevant implementing regulation, each as amended, supplemented or implemented from time to time.
9.	INTEREST PERIODS
9.1	Selection of Interest Periods – Loans
(a)	The Borrower must select the first Interest Period for a Loan in the applicable Utilisation Request, and may select subsequent Interest Periods in a Selection Notice.
(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Facility Agent by the Borrower to which that Loan was made not later than the Specified Time.
(c)	If the Borrower fails to deliver a Selection Notice to the Facility Agent by the Specified Time, the relevant Interest Period will, subject to the other provisions of this Clause 9.1, be one Month.
(d)	Subject to the other provisions of this Clause, each Interest Period for a Loan will be one, two, three or six Months or any other period agreed by the Company and all the Lenders which have (or will have) a participation in that Loan.
(e)	Each Interest Period for a Loan will start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Syndication period
Prior to the Syndication Date, all interest periods under a Facility shall not exceed one Month or such shorter period as may be agreed between the Company and the Facility Agent.
9.3	Non-Business Days
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Loans under the same Facility; and
(ii)	end on the same date,
those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan under that Facility on the last day of the Interest Period.
(b)	Subject to the other provisions of this Agreement, if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans that Loan will, on the last day of its Interest Period, be divided as specified in that Selection Notice.
9.5	No overrunning the Termination Date
If an Interest Period for a Loan under a Facility would otherwise overrun the Termination Date for that Facility, it will be shortened so that it ends on that Termination Date.
9.6	Other adjustments
(a)	Subject to paragraph (b) below, the Facility Agent (acting on the instructions of the Majority Lenders) and the Company may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or division of Loans.
(b)	No Interest Period in excess of six Months may be agreed by the Facility Agent without the prior consent of all the Lenders which have a participation in the relevant Loan.
(c)	If a Facility B Extension Option is exercised, the Facility Agent may shorten an Interest Period for any Facility B Loan to ensure that there are sufficient Facility B Loans (with an aggregate amount equal to or greater than the relevant repayment instalment) which have an Interest Period ending on the date falling 18 Months after the date of this Agreement for the Borrower to make that relevant repayment instalment.
9.7	Notification
The Facility Agent must notify each relevant Party of the duration of each Interest Period promptly after ascertaining it.
10.	CHANGES TO THE CALCULATION OF INTEREST
10.1	Unavailability of Screen Rate
(a)	If no Screen Rate is available for LIBOR for the Interest Period of a Loan, the applicable LIBOR shall be the Interpolated Screen Rate for a period equal in length to the Interest Period of that Loan.
(b)	If no Screen Rate is available for LIBOR for:
(i)	the currency of a Loan; or
(ii)	the Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

(c)	the applicable LIBOR shall be the Reference Bank Rate as of Specified Time on the Quotation Day for the currency of that Loan and for a period equal in length to the Interest Period of that Loan.
(d)	If paragraph (b) above applies but no Reference Bank Rate is available for the relevant currency or Interest Period there shall be no LIBOR for that Loan and Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.
10.2	Calculation of Reference Bank Rate
(a)	Subject to paragraph (b) below, if LIBOR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.
(b)	If on or about noon on the Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for the relevant Interest Period.
10.3	Market disruption
(a)	If, before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of funding its participation in that Loan from whatever source it may reasonably select would be in excess of LIBOR, then Clause 10.4 (Cost of funds) shall apply to that Loan for the relevant Interest Period.
10.4	Cost of funds
(a)	If this Clause 10.4 applies, the rate of interest on the relevant Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate per annum determined by the Facility Agent to be the rates notified by that Lender to the Facility Agent as soon as practicable and in any event before the last day of such Interest Period, to be that which expresses as a percentage rate per annum the cost to such Lenders of funding their respective participations in that Loan from whatever source they may reasonably select.
(b)	If this Clause 10.4 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest and/or funding for the affected Loan.
(c)	Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.
(d)	If this Clause 10.4 applies pursuant to Clause 10.3 (Market disruption) and:
(i)	a Lender's Funding Rate is less than LIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above, the cost to that Lender of funding its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

10.5	Notification to the Company
If Clause Clause 10.4 (Cost of funds) apply the Facility Agent shall, as soon as is practicable, notify the Company and provide the latter with details of the Funding Rate of the Lenders.
10.6	Break Costs
(a)	The Borrower must pay to a Finance Party its Break Costs if all or any part of a Loan or Unpaid Sum is paid on a day other than the last day of an applicable Interest Period.
(b)	Each Lender must, as soon as reasonably practicable after a request by the Facility Agent or the Company, provide a certificate confirming the amount of any Break Costs it claims.
11.	FEES
11.1	Underwriting arrangement and participation fees
The Borrower must pay underwriting, arrangement and participation fees in the amounts and at the times specified in the Fee Letters and the Facility Agent may, to the extent instructed to do so in the relevant Utilisation Request, deduct underwriting, arrangement and participation fees on the Closing Date from Utilisations on the Closing Date.
11.2	Commitment fee
(a)	The Borrower must pay to the Facility Agent (for the account of each Lender) commitment fees in respect of that Lender’s Available Commitment under a Facility computed at the rate applicable to the relevant period set out below:

Period	Commitment Fee (per cent. of the Margin which would be applicable to a Loan if drawn under the relevant Facility during the relevant period)
From (and including) the date of this Agreement to (and including) the date falling 30 days after the date of this Agreement (the First Period)	Zero
From the day following the end of the First Period to (and including) the date falling 60 days after the date of this Agreement (the Second Period)	20
From the date following the end of the Second Period to (and including) the date falling 90 days after the date of this Agreement	25
And thereafter	30

(b)	Commitment fees accrued under this Clause 11.2 in respect of any Facility is payable on the last day of each successive period of three Months which ends during the Availability Period for that Facility, on the last day of that Availability Period for that Facility and, if cancelled in full, on the cancelled amount of a Lender's Commitment under that Facility at the time the cancellation is effective.
(c)	No commitment fee is payable to the Facility Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that lender is a Defaulting Lender.
11.3	Facility Agent's fee
The Borrower must pay to the Facility Agent (for its own account) an agency fee in the amount and manner agreed in a Fee Letter between the Facility Agent and the Borrower.
12.	TAX GROSS UP AND INDEMNITIES
12.1	Definitions
(a)	In this Clause:
Protected Party means a Finance Party which  is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.
(b)	Unless this Clause expressly provides to the contrary a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
12.2	Tax gross-up
(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.
(b)	The Company must, promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), notify the Facility Agent accordingly. A Lender must notify the Facility Agent promptly on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification, it must notify the affected Parties promptly.
(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor must be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.
(d)	Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
12.3	Tax indemnity
(a)	Except as provided below, the Borrower must pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.
(b)	Paragraph (a) above does not apply:

(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or
(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party.
(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above must notify the Facility Agent promptly of the event which will give, or has given, rise to the claim, following which the Facility Agent must notify the Borrower.
(d)	A Protected Party must, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.
12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to:
(i)	an increased payment of which that Tax Payment forms part;
(ii)	that Tax Payment; or
(iii)	a Tax Deduction in consequence of which that Tax Payment was required; and
(b)	that Finance Party has obtained and utilised that Tax Credit, the Finance Party must pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.
12.5	Stamp taxes
The Borrower must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration or other similar Tax payable in respect of any Finance Document.
12.6	Value added taxes
(a)	All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying the consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).
(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(i)	(where the Supplier is the person required to account to the relevant tax authority for the VAT), the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of such VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and
(ii)	(where the Recipient is the person required to account to the relevant tax authority for the VAT), the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party must reimburse and indemnify (as the case may be) the Finance Party for the full amount of such cost or expense, including that part which represents VAT, except to the extent that the Finance Party reasonably determines that it is entitled to credit or repayment from the relevant tax authority.
(d)	Any reference in this Clause 12.6 to any Party will, at any time when that Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules provided for in article 11 of Council Directive 2006/112/EC as amended (or as implemented by any relevant member state of the European Union) so that reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or representative or head) of that group or unity at the relevant time (as the case may be).
(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.
12.7	FATCA Information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and
(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.
(iii)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.
(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.
(c)	Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality.
(d)	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (a)(ii) above including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.
12.8	FATCA Deduction
(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Obligors and the Facility Agent and the Facility Agent shall notify the other Finance Parties.
13.	INCREASED COSTS
13.1	Increased Costs
(a)	Except as provided below in this Clause, the Borrower must pay to a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:
(i)	the introduction of, or any change in, or any change in the official interpretation, administration or application of, any law or regulation;
(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of or compliance with Basel III or CRD IV or any law or regulation that implements or applies Basel III or CRD IV.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into a Finance Document or funding or performing its obligations under any Finance Document.
13.2	Increased Costs claims
(a)	A Finance Party intending to make a claim for any Increased Costs must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent must promptly notify the Borrower.
(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	The Borrower need not make any payment for any Increased Costs to the extent that the Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party;
(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not compensated for solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);
(iv)	attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation;
(v)	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates); or
(vi)	claimed pursuant to paragraph (a)(iii) of Clause 13.1 (Increased Costs) and the relevant Finance Party knew about or could reasonably be expected to have known about the relevant Increased Cost on or prior to the date on which it became a Finance Party (provided that, if the Increased Cost was not fully quantifiable on or prior to the date on which it became a Finance Party, Clause 13.1 (Increased Costs) shall apply to that amount of the Increased Cost which was not, or could not reasonably be expected to have been, quantifiable).

(b)	In this Agreement:
Basel III means:
(i)	the agreement on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(ii)	the rules of global systemically important banks contained in "Global systemically important banks; assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III"; and
CRD IV means:
(i)	Regulation (EU) No.575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and
(ii)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2001/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
14.	OTHER INDEMNITIES
14.1	Currency indemnity
(a)	The Borrower must (or must procure that an Obligor will) as an independent obligation indemnify each Finance Party against any cost, loss or liability arising out of or as a result of:
(i)	that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or
(ii)	that liability being converted into a claim, proof, judgment or order, in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.
(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.
14.2	Other indemnities
(a)	The Borrower must (or must procure that an Obligor will) indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(i)	the occurrence of any Event of Default;

(ii)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;
(iii)	funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or
(iv)	a Loan (or part of a Loan) not being prepaid in accordance with the Finance Documents.
(b)	The Borrower's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any Loan or any other amount payable under any Finance Document.
(c)	The Borrower shall promptly indemnify each Finance Party, each Affiliate of a Finance Party and each officer or employee of a Finance Party or its Affiliate (each an Indemnified Person) against any cost, loss, liability or expense (excluding loss of profit) incurred by that Indemnified Person in connection with or arising out of the Merger or the funding of the Merger (including but not limited to those incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Merger), except to the extent such loss or liability is caused by the gross negligence or wilful misconduct of that Indemnified Person. The Contracts (Rights of Third Parties) Act 1999 shall apply to this paragraph (c) but only for the benefit of the Indemnified Persons.
14.3	Indemnity to the Facility Agent
The Borrower must indemnify the Facility Agent promptly against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:
(a)	investigating any event which the Facility Agent reasonably believes is a Event of Default; or
(b)	acting or relying on any notice, request or instruction which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.
15.	MITIGATION BY THE LENDERS
15.1	Mitigation
(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or being cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross up and indemnities), Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.
(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Company must indemnify each Finance Party promptly for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under this Clause.

(b)	A Finance Party is not obliged to take any steps under this Clause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES
16.1	Transaction expenses
Subject to any limits on other matters relating to the same that may previously have been agreed by the Arrangers before the date of this Agreement, the Company must pay to each Administrative Party the amount of all third party costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and
(b)	any other Finance Documents executed after the date of this Agreement,
(c)	within ten Business Days of demand, upon presentation of a statement of account reasonably documented for administrative and financial purposes.
16.2	Amendment costs
If:
(a)	an Obligor requests an amendment, waiver or consent; or
(b)	an amendment is required or expressly contemplated under a Finance Document, the Company must, within ten Business Days' of demand upon presentation of a statement of account reasonably documented for administrative and financial purposes, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or amendment.
16.3	Enforcement costs
The Company must pay, within ten Business Days' of demand upon presentation of a statement of account reasonably documented for administrative and financial purposes, to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
17.	GUARANTEE AND INDEMNITY
17.1	Guarantee and indemnity
The Company irrevocably and unconditionally, jointly and severally:
(a)	guarantees to each Finance Party punctual payment by the Borrower of all the Borrower's obligations under the Finance Documents;
(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, the Company must immediately on demand pay that amount as if it were the principal obligor in respect of that amount; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Company under this indemnity will not exceed the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.
17.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
17.3	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Company under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.
17.4	Waiver of defences
The obligations of the Company under this Clause will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause including (without limitation and whether or not known to it or any Finance Party):
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Restricted Group;
(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person;
(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(f)	any amendment of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;
(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security; or
(h)	any insolvency or similar proceedings.

17.5	Immediate recourse
(a)	The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Clause.
(b)	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
17.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and the Company will not be entitled to the benefit of such moneys, security or rights; and
(b)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause.
17.7	Deferral of the Company’s rights
(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs, the Company will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising under this Clause:
(i)	to be indemnified by the Borrower;
(ii)	to claim any contribution from any of the Borrower’s obligations under the Finance Documents;
(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;
(iv)	to bring legal or other proceedings for an order requiring the Borrower to make any payment, or perform any obligation, in respect of which the Company has given a guarantee, undertaking or indemnity under this Clause;
(v)	to exercise any right of set-off against the Borrower; and/or
(vi)	to claim or prove as a creditor of the Borrower in competition with any Finance Party.
(b)	If the Company receives any benefit, payment or distribution in relation to such rights it must hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and must promptly pay or transfer them to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 29 (Payment mechanics).
17.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.
17.9	Italian limitation
Notwithstanding any provision to the contrary under this Agreement or any other Financing Document, the obligations of the Company  under this Clause 17.9 shall at any time, for the purposes of Article 1938 of the Italian Civil Code, not exceed an amount equal to USD5,700,000,000 (or the equivalent amount in any other currency) (the “Original Guaranteed Amount”) provided that the Original Guaranteed Amount will be automatically reduced from time to time to an amount equal to 120 per cent. of the aggregate of the outstanding Loans under the Facilities and the Available Commitments.
18.	REPRESENTATIONS
18.1	Representations
The representations and warranties set out in this Clause are made by each Obligor or (if the relevant provision so states) the Company to each Finance Party on the dates set out in Clause 18.19 (Times for making representations).
18.2	Status
(a)	It is a limited liability company duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
18.3	Binding obligations
(a)	The obligations expressed to be assumed by it in each Transaction Document to which it is a party are or, with respect to the Merger Agreement will be (starting from the date of the Merger Agreement), in each case subject to the Legal Reservations, legal, valid, binding and enforceable obligations.
(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.
18.4	Non-conflict with other obligations
The entry into and the performance by it of, and the transactions contemplated by, the Transaction Documents do not conflict or, with respect to the Merger Agreement, will not conflict (starting from the date of the Merger Agreement) with:
(a)	any law or regulation applicable to it or its constitutional documents; or
(b)	any agreement or instrument binding upon it or any of its assets to an extent which has or is reasonably likely to have a Material Adverse Effect.

18.5	Power and authority
(a)	It has the power to enter into and perform, and all action has been taken to authorise its entry and performance of the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
(b)	It will, on or prior to the date of the Merger Agreement, have the power to enter into the Merger Agreement and will have taken all corporate action necessary to authorise its entry and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement.
18.6	Validity and admissibility in evidence
All Authorisations required by law or regulation:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and
(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.
18.7	Deduction of Tax
The Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.
18.8	No filing or stamp taxes
Under the laws of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.
18.9	No default
(a)	No Event of Default is continuing or could reasonably be expected to result from the entry into of, or the performance of any transaction contemplated by, any Transaction Document.
(b)	No other event or circumstance is continuing which constitutes a default under any other agreement or instrument which is binding on it or to which any of its assets are subject to an extent or in a manner which is likely to have a Material Adverse Effect.
18.10	No misleading information
In the case of the Company only:
(a)	any factual information relating to or provided by any member of the Restricted Group for the purposes of the Information Memorandum was true and accurate in all material respects (and in respect of the Target Group prior to the Closing Date, was true and accurate in all material respects to the Company’s knowledge) as at the date it was provided or as at the date (if any) at which it is stated to be given;

(b)	the financial projections (if any) contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of assumptions believed by the Company to be reasonable at the time such projections were prepared;
(c)	each expression of opinion, expectation, intention or policy of any member of the Restricted Group contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be fair and reasonable as at the date at which it is stated to be given; and
(d)	nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the factual information contained in the Information Memorandum relating to the Restricted Group being untrue or misleading in any material respect as at the date it was provided or as of the date (if any) of which it is stated to be given.
18.11	Financial statements
(a)	In the case of the Company only, its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements and reports) (which as at the date of this Agreement is the Original Financial Statements):
(i)	have been prepared in accordance with IFRS, consistently applied; and
(ii)	give a true and fair view of the Company’s consolidated financial condition and operations as at the date to which they were drawn up.
(b)	No event has occurred, since the date to which the Original Financial Statements were drawn up, which has had, or is reasonably likely to have, a Material Adverse Effect.
18.12	Pari passu ranking
Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
18.13	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency, which, are reasonably likely to be adversely determined, and, if so determined, has, or would have, a Material Adverse Effect, have been started or threatened in writing against it.
18.14	Merger Agreement
(a)	The Merger Agreement delivered to the Facility Agent pursuant to the terms of this Agreement contains all the material terms of the Merger.
(b)	The copy of the Merger Agreement delivered to the Facility Agent pursuant to the terms of this Agreement is, as at the date delivered to the Facility Agent, complete and, since such date, there has been no amendment, waiver, supplement or other modification to either the conditions to closing of the Merger or any other term of such documents (in each case) other than one that is not likely to materially and adversely affect the Lenders.

18.15	Anti-corruption law
Execpt as publicly known or publicly disclosed, in each case prior to the date of this Agreement:
(a)	each Obligor and, to the Obligors’ reasonable knowledge, each Restricted Subsidiary and each of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has conducted its businesses in compliance with Anti-Corruption Laws except for any non-compliance with such laws which (A) is not required to be publicly disclosed by the Company pursuant to applicable legal or regulatory disclosure obligations of the Company or (B) is required to be so disclosed (and has been disclosed to the Facility Agent), but the Company has not received notice from the Facility Agent that, in the opinion of the Majority Lenders (acting reasonably), such non-compliance is material; and
(b)	no Obligor nor, to any Obligor’s reasonable knowledge, any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has been subject to any Claim with respect to a violation of Anti-Corruption Laws where (A) such Claim is required to be publicly disclosed by the Company pursuant to applicable legal or regulatory disclosure obligations of the Company and (B) (1) such Claim has not been disclosed to the Facility Agent or (2) has been disclosed to the Facility Agent and the Company has received notice from the Facility Agent that, in the opinion of the Majority Lenders (acting reasonably) such Claim is material;
18.16	Anti-money laundering law
Except as publicly known or publicly disclosed, in each case prior to the date of this Agreement:
(a)	each Obligor and, to the Obligors’ reasonable knowledge, each Restricted Subsidiary and each of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has conducted its businesses in compliance with applicable Anti-Money Laundering Laws except for any non-compliance with such laws which (A) is not required to be publicly disclosed by the Company pursuant to applicable legal or regulatory disclosure obligations of the Company or (B) is required to be so disclosed (and has been disclosed to the Facility Agent), but the Company has not received notice from the Facility Agent that, in the opinion of the Majority Lenders (acting reasonably), such non-compliance is material; and
(b)	no Obligor nor, to any Obligor’s reasonable knowledge, any Restricted Subsidiary nor any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has been subject to any Claim with respect to a violation of applicable Anti-Money Laundering Laws where (A) such Claim is required to be publicly disclosed by the Company pursuant to applicable legal or regulatory disclosure obligations of the Company and (B) (1) such Claim has not been disclosed to the Facility Agent or (2) has been disclosed to the Facility Agent and the Company has received notice from the Facility Agent that, in the opinion of the Majority Lenders (acting reasonably), such Claim is material.
18.17	Sanctions
Subject to Clause 22 (Restricted Lender):
(a)	no member of the Restricted Group nor, to the Obligors’ reasonable knowledge, any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor is a person with whom dealings are prohibited or restricted pursuant to Sanctions;
(b)	except as publicly known or publicly disclosed, in each case prior to the date of this Agreement, no Obligor nor, to the Obligors’ reasonable knowledge, any Restricted Subsidiary or any of the Obligors’ directors, senior executive officers or any officer with the ability to direct or control the operations of any Obligor has received notice of any claim, action, suit, proceeding or investigation (each a Claim) against it for being in breach of Sanctions by any Sanctions Authority, where (A) such Claim is required to be publicly disclosed by the Company pursuant to applicable legal or regulatory disclosure obligations of the Company and (B) (1) such Claim has not been disclosed to the Facility Agent or (2) has been disclosed to the Facility Agent and the Company has received notice from the Facility Agent that, in the opinion of the Majority Lenders (acting reasonably), such Claim is material;
18.18	US Margin regulations
(a)	For the purposes of this Clause:
(i)	Margin Regulations means Regulations T, U and X issued by the Board of Governors of the United States Federal Reserve System; and
(ii)	Margin Stock means "margin stock" or "margin securities" as defined in the Margin Regulations.
(b)	No part of the Loan, or any proceeds of any extension of credit hereunder, will be used immediately, directly, indirectly, incidentally or ultimately for any purpose that entails a violation (including on the part of any Finance Party) of, or that is inconsistent with, the provisions of the Margin Regulations.
18.19	Times for making representations
(a)	The representations and warranties set out in this Clause are made by each Obligor (or if the relevant provision so states, the Company) on the date of this Agreement.
(b)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.
(c)	The representations and warranties set out in paragraph (a) of Clause 18.11 (Financial statements) are deemed to be made by each Obligor on the date on which each set of annual audited consolidated financial statements are delivered under this Agreement.
(d)	The representations and warranties set out in Clause 18.14 (Merger Agreement) are deemed to be made by each Obligor on the Closing Date under the Facilities.
(e)	The representations and warranties set out in Clause 18.10 (No misleading information) are deemed to be made by each Obligor on the Syndication Date (subject to any disclosures made at the time).
19.	INFORMATION UNDERTAKINGS
For the purpose of this Clause 19:

Financial Statements means the financial statements provided pursuant to paragrapghs (a) and (b) of Clause 19.1 and (Financial statements and  reports).
Interim reports means the interim reports provided pursuant to paragraph (c) of Clause 19.1 (Financial statements and interim reports).
19.1	Financial statements and interim reports
The Company must supply to the Facility Agent and all the Lenders:
(a)	as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year;
(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years, its unaudited consolidated financial statements for that financial half-year; and
(c)	as soon as they become available, but in any event within 60 days after the end of each financial quarter ending on 31 March and 30 September of each financial year, its unaudited consolidated interim reports which include a list of its financial holding companies which have been consolidated line-by-line and a list of the investments in the operating subsidiaries and associates which have been accounted for using the equity method.
19.2	Compliance Certificate
(a)	For so long as a Facility C Loan is outstanding or any Facility C Commitment is in force, the Company must supply to the Facility Agent a duly completed Compliance Certificate with each set of its consolidated Financial Statements delivered to the Facility Agent under Clause 19.1 (Financial statements and interim reports) of this Agreement.
(b)	A Compliance Certificate must be signed by a director or a chief financial officer of the Company setting out computations as to compliance with the financial covenant set out in Clause 20 (Facility C financial covenant).
19.3	Requirements as to financial statements and interim reports
(a)	The Company must ensure that each set of Financial Statements and/or the Interim Reports delivered under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the Company as at the date to which those financial statements and/or interim reports were drawn up.
(b)	The Company must notify the Facility Agent if its consolidated financial statements are prepared in a manner which is different from IFRS as applied in the Company's Original Financial Statements and such difference has a material impact on the calculation of the financial covenant in Clause 20 (Facility C financial covenant).
(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:
(i)	a full description of any difference notified under paragraph (b) above; and
(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of Financial Statements prepared on a different basis and the Company's Original Financial Statements or its most recent audited consolidated Financial Statements (if any) delivered to the Facility Agent under this Agreement.

(d)	If requested by the the Company or Facility Agent, the Company and the Facility Agent must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the difference had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.
(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must ensure that its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the Parties.
19.4	Information - miscellaneous
The Company must supply to the Facility Agent and all the Lenders:
(a)	copies of all documents dispatched by the Company or the Borrower to its creditors generally (or any class of them) and, in the case of the Company, to its shareholders generally, at the same time as they are dispatched, in each case, other than documents which are available on the Company’s website;
(b)	promptly on becoming aware of them, any public information in relation to any litigation, arbitration or administrative proceedings which are current, or, to the Company’s knowledge, threatened in writing or pending against any member of the Restricted Group and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(c)	Promptly on becoming aware of them, the details of any amendment, waiver or supplement to any material term (including without limitation, any condition) of the Merger Agreement, in line with disclosure of such details made to the public generally;
(d)	at the same time as it is released, a copy of any public announcement relating to the Merger including, without limitation, any announcement confirming that the Company is no longer pursuing the Merger and, if applicable, and promptly upon becoming aware of it, any notice of termination of the Merger Agreement, in each case, other than to the extent such documents are made available on the Company’s website; and
(e)	promptly on request, any public information regarding the financial condition, business and operations of any member of the Restricted Group as any Finance Party (through the Facility Agent) may reasonably request in line with disclosures made to the public generally.
19.5	Notification of Default
(a)	Each Obligor must notify the Facility Agent of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).
(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by a authorised signatory on its behalf, certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.6	Use of websites
(a)	The Company may satisfy its obligations under this Agreement to deliver any information by posting this information onto the Company’s institutional website (www.exor.com) or any other electronic website designated by the Company and the Facility Agent (in each case. a Designated Website) if both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website or each Lender is otherwise given access to the Designated Website. The Company must ensure that any information (including amended information) which is posted to the Designated Website is electronically notified to the Lenders via the general notification update sent to its investors generally or must otherwise notify the Facility Agent promptly having posted any new information or amended information (in each case which is required to be provided under this Agreement) to the Designated Website.
(b)	The Facility Agent must supply each Lender with the address of, and any relevant password specifications for, the Designated Website.
(c)	The Company must promptly upon becoming aware of its occurrence notify the Facility Agent in paper form if:
(i)	the Designated Website cannot be accessed due to technical failure;
(ii)	the password specifications for the Designated Website change; or
(iii)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
(d)	If the Company notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(iii) above, all information to be provided by the Company under this Agreement after the date of that notice must be supplied in paper form unless and until the Facility Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.
19.7	"Know your customer" checks
(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of any "know your customer" checks or other similar checks required under any applicable law or regulation.
(b)	Each Lender must promptly upon the request of the Facility Agent supply to, or procure the supply of, such documentation or other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" checks or other similar checks under any applicable law or regulation pursuant to the transactions contemplated in the Finance Documents.
20.	FACILITY C FINANCIAL COVENANT
20.1	Definitions
In this Agreement:
Contractual Value means the aggregate value of all investments (whether listed or non-listed) of the Company and its Restricted Subsidiaries which are the subject of a valid contract for purchase (including an option) within 12 Months from the date of the relevant contract or, in the case of a contract allowing for more than one exercise, the date of the most recent exercise of a purchase option under each contract which is entered into by the Company or a Restricted Subsidiary, as the case may be, in good faith with a third-party purchaser where either:

(a)	such third-party purchaser;
(b)	an entity which has guaranteed such third-party purchaser’s obligations under such contract; or
(c)	the controlling shareholder of such third-party purchaser or guarantor where such controlling shareholder has given an appropriate guarantee for the performance by such third-party purchaser or guarantor of its obligations under the relevant contract;
is rated BBB- or higher by S&P and/or Baa3 or higher by Moody’s, provided that if the third-party purchaser is rated by both S&P and Moody’s, only the lower of the two ratings will be considered for the purposes of this definition.
Independent Expert means PricewaterhouseCoopers or any firm among Ernst & Young, Deloitte & Touche and KPMG.
Quarter Date means 31 March, 30 June, 30 September and 31 December.
Total Assets means the aggregate value of the investments of the Company and its Restricted Subsidiaries calculated as follows:
(a)	with respect to an investment in a listed company (including the Company), the value of such investment shall be equal to the average of its official market price in the last twenty trading sessions on the relevant stock exchange; and
(b)	with respect to an investment of the Company and/or one of its Restricted Subsidiaries in a non-listed company, the most recent fair value as determined (on an annual basis) by the Independent Expert and reflected in the latest financial statements delivered by the Company pursuant to Clause 19.1(a) (Financial statements and interim reports)as soon as the same become available, but in any event within 180 days after the end of each of its financial years its audited consolidated financial statements for that financial year;.
Total Gross Debt means, in respect of the Company and the Restricted Subsidiaries, the aggregate of all obligations of the Company and each Restricted Subsidiary on a consolidated basis for or in respect of financial indebtedness, as shown in (a) the audited financial statements of the Company and the financial statements of each Restricted Subsidiary in each case as at 31 December (b) the interim financial statements of the Company and the interim reports of each Restricted Subsidiary in each case as at 30 June; and (c) the Shortened Consolidated Financial Statements prepared by the Company as at 31 March and 30 September including:
(i)	the outstanding principal amount of any moneys borrowed and any overdraft debit balances;
(ii)	the outstanding principal amount of any debenture, bond, note, loan stock or other security (whether or not issued at a discount);
(iii)	the principal amount of any acceptances outstanding under any acceptance credit facility;
(iv)	the book value of factored, assigned or discounted receivables and bills (otherwise than those on an entirely non-recourse basis, it being understood that customary representations of fact made by the seller shall not constitute recourse for this purpose);
(v)	the capitalised value of any lease entered into primarily as a method of raising finance or financing the acquisition of asset leased; and

(vi)	the outstanding principal amount or, in the case of any indebtedness with an initial maturity or 12 Months or less, 50 per cent. of the outstanding principal amount of any indebtedness of any person (other the Company or any Restricted Subsidiary) of a type referred to in sub-paragraphs (i) to (v) above which is the subject of a guarantee and/or indemnity and/or other form of assurance (other than mere confirmation of ownership or control) by the Company or any Restricted Subsidiary.
Total Net Debt means, at any time, Total Gross Debt at such time less:

(a)	(i) the aggregate mark-to-market value of all securities held by the Company or any Restricted Subsidiary where such securities are issued or guaranteed by an OECD member government; and

(ii)
the aggregate mark-to-market value of all securities (including, for the avoidance of doubt, commercial paper) held by the Company or any Restricted Subsidiary where such securities are rated BB or higher by S&P and/or Ba2 or higher by Moody’s or are issued or guaranteed by an entity which is rated BB or higher by S&P and/or Ba2 or higher by Moody’s, which in each case are freely negotiable and traded and/or listed or admitted to trading on an internationally recognised market;

(b)
the aggregate principal amount of any cash deposit (including term deposits) with a maturity of 366 days or less made by the Company or any Restricted Subsidiary with any bank or other financial institution in each case free from any Security Interest;

(c)	the Contractual Value of any investment held by the Company or any Restricted Subsidiary;
(d)	the aggregate mark-to-market value of any holdings in investment funds or SICAVs (i.e. società d’investimento a capitale variabile or société d'investissement à capital variable) held by the Company or any Restricted Subsidiary, provided they represent instruments which may be converted into cash within 45 days; and
(e)	any other financial investments which are freely negotiable and tradeable and/or listed or admitted to trading on an international market and which is classified as Held for Trading, according to IFRS definitions, by the Company or any Restricted Subsidiary.
20.2	Facility C financial covenant
For so long as a Facility C Loan is outstanding or any Facility C Commitment is in force, the Company must ensure that the ratio of Total Net Debt to Total Assets, calculated by reference to the Shortened Consolidated Financial Statements, is not more than 0.6:1 on each Quarter Date.
20.3	Financial testing
The financial covenant set out in Clause 20 (Facility C financial covenant) shall be tested by reference to each set of financial statements delivered pursuant to paragraphs (a), (b) and (c) of Clause 19.1 (Financial statements and  reports) and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS
21.1	General
Each Obligor agrees to be bound by the undertakings set out in this Clause relating to it and, where an undertaking is expressed to apply to other members of the Restricted Group, each Obligor must ensure that its relevant Restricted Subsidiaries perform that undertaking.
21.2	Authorisations
Each Obligor must promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	(on request) supply certified copies to the Facility Agent of, any Authorisation required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each relevant jurisdiction of any Finance Document.
21.3	Compliance with laws
Each Obligor must (and must procure that each member of the Restricted Group will) comply in all respects with all laws to which it may be subject, if failure to comply would have or is reasonably likely to have a Material Adverse Effect.
21.4	Pari passu ranking
Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with the claims of all unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
21.5	Negative pledge
(a)	In this Clause 21.5 Quasi-Security Interest means an arrangement or transaction described in paragraph (c) below.
(b)	Except as provided below, no member of the Restricted Group may create or allow to exist any Security Interest over any of its assets securing Financial Indebtedness.
(c)	Except as provided below, no member of the Restricted Group may:
(i)	sell, transfer or otherwise dispose of any of its assets on terms where they are or may be leased to, re-acquired or acquired by a member of the Restricted Group;
(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or Quasi-Security Interest listed below:
(i)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:
(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or
(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only;
(ii)	including, in each case, any Security Interest or Quasi-Security Interest under a credit support arrangement in relation to a hedging transaction;
(iii)	any netting or set-off arrangement entered into by any member of the Restricted Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;
(iv)	any Security Interest arising under clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers' Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;
(v)	any Security Interest or Quasi-Security Interest over cash paid into an escrow account by any third party or any member of the Restricted Group pursuant to any customary deposit or retention of purchase price arrangements entered into pursuant to any acquisition made by a member of the Restricted Group;
(vi)	any Security Interest or Quasi-Security Interest over or affecting any asset acquired by a member of the Restricted Group after the date of this Agreement if:
(A)	the Security Interest or Quasi-Security Interest was not created in contemplation of, or since, the acquisition of that asset by a member of the Restricted Group;
(B)	the principal amount secured has not been increased in contemplation of, or since, the acquisition of that asset by a member of the Restricted Group; and
(C)	the Security Interest or Quasi-Security Interest is removed or discharged within six Months of the date of acquisition of that asset;
(vii)	any Security Interest or Quasi-Security Interest over or affecting any asset of any company which becomes a member of the Restricted Group after the date of this Agreement, where the Security Interest or Quasi-Security Interest is created before the date on which that company becomes a member of the Restricted Group, if:
(A)	the Security Interest or Quasi-Security Interest was not created in contemplation of the acquisition of that company;
(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and
(C)	the Security Interest or Quasi-Security Interest is removed or discharged within six Months of that company becoming a member of the Restricted Group;

(viii)	any Security Interest or Quasi-Security Interest entered into pursuant to any Finance Document;
(ix)	any Security Interest or Quasi-Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Restricted Group in the ordinary course of trading and on the supplier's standard or usual terms;
(x)	any Security Interest securing or Quasi-Security Interest relating to Financial Indebtedness the principal amount of which (when aggregated with (but without double counting) the principal amount of any other Financial Indebtedness which has the benefit of a Security Interest or Quasi-Security Interest given by any member of the Restricted Group other than any permitted under paragraphs (i) to (viii) above) does not exceed 10.00 per cent. of the Total Assets of the Restricted Group.
21.6	Amalgamation
(a)	No Obligor may enter into any amalgamation, demerger, merger or corporate reconstruction other than:
(i)	the Merger; or
(ii)	an amalgamation, demerger, merger or corporate reconstruction is a Permitted Reorganisation provided that:
(A)	prior to the effectiveness of such Permitted Reorganisation, legal opinions are provided by counsel to the Company (which must be a reputable international law firm) addressed to the Finance Parties confirming that such Permitted Reorganisation does not adversely affect the validity, legality or enforceability of the Finance Documents or prejudice the value of any guarantee granted under the Finance Documents in any material respect; and
(B)	in the case of the Borrower only, the surviving entity is incorporated under the laws of the Netherlands or another jurisdiction approved by all of the Lenders.
(b)	In this Agreement:
Permitted Reorganisation means:
(a)	an amalgamation, merger, reconstruction, reorganisation, transfer or contribution of assets or other similar transaction whilst solvent and whereby, to the extent that the relevant Obligor is not a surviving entity, the whole or substantially the whole of the undertaking, property and assets of the relevant Obligor are transferred to or otherwise vested in other Obligor; and
(b)	in respect of the Company, an amalgamation, merger, reconstruction, reorganisation, transfer or contribution of assets or other similar transaction whilst solvent and whereby, to the extent that the Company is not a surviving entity, the resulting company is a Successor in Business of the Company.
Successor in Business means, in relation to the Company, any company which, as the result of any amalgamation, merger, reconstruction, reorganisation, transfer or contribution of assets or other similar transaction:

(a)	beneficially owns the whole or substantially the whole of the undertaking, property and assets owned by the Company immediately prior thereto;
(b)	carries on, as a successor to the Company, the whole or substantially the whole of the business as a holding company carried on by the Company immediately prior thereto; and
(c)	assumes by operation of law all then existing obligations of the Company (including, without limitation, all obligations under the Finance Documents).
21.7	Merger undertakings
(a)	The Company shall ensure that the Merger Agreement is not amended, waived, supplemented or otherwise modified, from the form in which it was delivered to the Facility Agent pursuant to the terms of this Agreement, in any way unless, such amendment, waiver, supplement or other modification is not materially prejudicial to the interests of the Finance Parties.
(b)	The Company shall not and shall procure that no member of the Restricted Group will enter into any agreement with any regulatory body with respect to the Merger or any term or condition of the Merger which agreement is both (i) not required by the Merger Agreement; and (ii) materially prejudicial to the interests of the Finance Parties.
21.8	Anti-corruption and Anti-money laundering laws
The Company shall ensure that each member of the Restricted Group shall maintain policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.
21.9	Sanctions
Subject to Clause 22 (Restricted Lender) of this Agreement, the Obligors shall not, and shall not permit or authorise any other person to, directly or indirectly:
(a)	use, lend, make payments of, or otherwise make available, all or any part of the proceeds of this Agreement to fund or facilitate any transaction or activities or in any manner which results in the Obligors or any Finance Party being in breach of any Sanctions (if and to the extent applicable to any of them) or becoming a target of Sanctions; or
(b)	fund all or part of any payment under this Agreement out of proceeds derived from business or transactions with a target of Sanctions or from any action in breach of any Sanctions by any member of the Restricted Group.
22.	RESTRICTED LENDER
(a)	The representations and undertakings under Clauses 18.16 (Anti-money laundering law) and 21.9 (Sanctions) (together the Sanctions Provisions) apply to any Obligor only if and to the extent that making of or compliance with such undertakings does not result in a violation of or conflict with the Council Regulation (EC) No 2271/96 of 22 November 1996 protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung - AWV) in connection with section 4 paragraph 1 a no. 3 German Foreign Trade Law (Außenwirtschaftsgesetz - AWG) and/or any other applicable anti-boycott laws or regulations (together the Anti Boycott Regulations).

(b)	In relation to each Lender that notifies the Facility Agent to this effect (each a Restricted Lender), the Sanctions Provisions shall only apply for the benefit of that Restricted Lender to the extent that it would not result in any violation of, conflict with or liability under any Anti Boycott Regulations.
(c)	In connection with any amendment, waiver, determination or direction relating to any part of a Sanctions Provision of which a Restricted Lender does not have the benefit pursuant to paragraph (b) above, the Commitments of that Restricted Lender will be excluded for the purpose of determining whether the consent of the Majority Lenders has been obtained or whether the determination or direction by the Majority Lenders has been made.
23.	EVENTS OF DEFAULT
23.1	Events of Default
Each of the events or circumstances set out in this Clause is an Event of Default (other than Clause 23.13 (Acceleration).
23.2	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document in the manner and at the place and in the currency in which it is expressed to be payable, unless:
(a)	its failure to pay is caused by:
(i)	administrative or technical error; or
(ii)	a Disruption Event; and
(b)	payment is made within five Business Days of its due date.
23.3	Financial covenant
Any financial covenant set out in Clause 20 (Facility C financial covenant) is breached when tested.
23.4	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.2 (Non-payment) and Clause 23.3 (Financial covenant)).
(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 days of the earlier of:
(i)	the Facility Agent giving notice to the Company of the failure to comply; and
(ii)	any Obligor becoming aware of the failure to comply.
23.5	Misrepresentation
Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or in any other document delivered by or on behalf of any Obligor pursuant to an obligation in any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless the circumstances giving rise to the misrepresentation, breach of warranty or misstatement:
(a)	are capable of remedy; and

(b)	are remedied within 30 days of the earlier of the Facility Agent giving notice of the misrepresentation, breach of warranty or misstatement to the Company and any Obligor becoming aware of the misrepresentation, breach of warranty or misstatement.
23.6	Cross-default
(a)	Any:
(b)	Financial Indebtedness of any member of the Restricted Group is not paid when due (after the expiry of any originally applicable grace period);
(c)	Financial Indebtedness of any member of the Restricted Group is declared to be or otherwise becomes due and payable before its specified maturity as a result of an event of default (however described); or
(d)	creditor of any member of the Restricted Group is entitled to declare any Financial Indebtedness of any member of the Restricted Group due and payable before its specified maturity as a result of any event of default (however described), unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (b) to (d) above is less than  USD 30,000,000 (or its equivalent in any other currency or currencies).
23.7	Insolvency
(a)	An Obligor or a Restricted Subsidiary:
(i)	is unable or admits inability to pay its debts as they fall due; or
(ii)	suspends or threatens in writing to suspend making payments on any of its debts;
(iii)	by reason of actual or anticipated financial difficulties, commences negotiations with its creditors (other than the Finance Parties in respect of the Finance Documents) with a view to rescheduling its indebtedness.
(b)	A moratorium is declared in respect of the indebtedness of any Obligor or Restricted Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
23.8	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or formal step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or Restricted Subsidiary;
(ii)	a composition, compromise, assignment or arrangement (as a result of actual or anticipated financial difficulties) with the creditors of any Obligor or Restricted Subsidiary (disregarding a solvent merger effected in compliance with this Agreement);
(iii)	the appointment of a liquidator , receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or Restricted Subsidiary or a material part of its assets; or
(iv)	any analogous procedure or step is taken in any jurisdiciton.

(b)	Paragraph (a) above does not apply to a liquidation, winding-up or similar procedure or step effected on a solvent basis.
(c)	Paragraph (a) above does not apply to a petition for winding-up, dissolution or administration of, or for the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of, any Obligor or Restricted Subsidiary or all or a material part of its assets (or any analogous procedure or step in any jurisdiction) presented by a creditor which is frivolous or vexatious or which is being contested in good faith and with due diligence, and, in each case, is discharged, stayed or dismissed within 60 days of commencement.
23.9	Creditors' process
(a)	Subject to paragraph (b) below, any attachment, sequestration, distress, execution or enforcement of a Security Interest or analogous event affects any asset or assets of an Obligor or a Restricted Subsidiary in respect of an aggregate amount of indebtedness of USD 30,000,000 or more (or its equivalent in any other currency or currencies) and is not discharged within 60 days.
(b)	A Dutch executory attachment (executoriaal beslag) affects any asset of an Obligor or a Restricted Subsidiary, in respect of an aggregate amount of indebtedness of USD 30,000,000 or more (or its equivalent in any other currency or currencies) and is not discharged within 60 days.
23.10	Cessation of Business
An Obligor suspends, ceases or threatens in writing to suspend or cease to carry on its business unless such cessation is permitted under Clause 21.6 (Amalgamation).
23.11	Unlawfulness
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
(b)	Any Finance Document ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective in accordance with its terms for any reason.
23.12	Repudiation
An Obligor repudiates a Finance Document.
23.13	Acceleration
(a)	If an Event of Default is continuing, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:
(b)	cancel all or part of the Total Commitments; and/or
(c)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable; and/or
(d)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.
Any such notice will take effect in accordance with its terms.

24.	CHANGES TO THE LENDERS
24.1	Assignments and transfers by the Lenders
Subject to the other provisions of this Clause, a Lender (the Existing Lender)  may:
(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations,
under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).
24.2	Conditions of assignment or transfer
(a)	The prior written consent of the Company is required for an assignment or transfer by an Existing Lender in respect of the Facilities.
(b)	Paragraph (a) above shall not apply where such assignment or transfer is:
(i)	to another Lender or an Affiliate of a Lender; or
(ii)	made at a time when an Event of Default is continuing.
(c)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time period.
(d)	Unless the Company and the Facility Agent otherwise agree an assignment or transfer by a Lender shall be in respect of Commitments of at least USD 25,000,000 or, if less, the amount of that Lender’s Commitments.
(e)	An assignment will only be effective on:
(i)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will, in relation to the assigned rights, assume obligations to the other Finance Parties equivalent to those it would have been under if it had been an Original Lender; and
(ii)	performance by the Facility Agent of all necessary "know your customer" checks or other similar checks under any applicable law or regulation in relation to such assignment to a New Lender, the completion of which the Facility Agent must notify to the Existing Lender and the New Lender promptly.
(f)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.
(g)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross up and indemnities) or Clause 13 (Increased Costs), then the relevant Obligor need only make that payment to the same extent that it would have been obliged to pay if the assignment, transfer or change had not occurred.  This paragraph will not apply in respect of an assignment or transfer made in the ordinary course of syndication on or before the Syndication Date.
(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that:
(i)	the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or before the date on which the transfer or assignment becomes effective in accordance with this Agreement;
(ii)	it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender; and
(iii)	prior to the Closing Date, any transfer which is made pursuant to paragraph (b)(ii) above shall not relieve the Existing Lender of its obligations hereunder until the New Lender in respect of that transfer funds the Commitments transferred to it pursuant to that transfer on the Closing Date.
24.3	Assignment or transfer fee
Unless the Facility Agent otherwise agrees, a New Lender must on or before the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account), a fee of USD3,000.
24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and must continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities (including the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and
(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or
(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
24.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement execute that Transfer Certificate.
(b)	The Facility Agent is only obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" checks or other similar checks under any applicable law or regulation in relation to the transfer to such New Lender.
(c)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender will be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents will be cancelled (being the Discharged Rights and Obligations);
(ii)	each of the Obligors and the New Lender will assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;
(iii)	each Administrative Party, the New Lender and other Lenders will acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent each Administrative Party and the Existing Lender will each be released from further obligations to each other under the Finance Documents; and
(iv)	the New Lender will become a Party as a Lender.
(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Transfer Certificate on its behalf.

24.6	Procedure for assignment
(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Facility Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Facility Agent must, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.
(b)	The Facility Agent is only obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" checks and other similar checks under any applicable law or regulation in relation to the assignment to such New Lender.
(c)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;
(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement;
(iii)	the New Lender will become a Party as a Lender and will be bound by obligations equivalent to the Relevant Obligations;
(iv)	if the assignment relates only to part of the Existing Lender's participation in the outstanding Loans that part will be separated from the Existing Lender's participation in the outstanding Loans, made an independent debt and assigned to the New Lender as a whole debt; and
(v)	the Facility Agent's execution of the Assignment Agreement as agent for the Company will constitute notice to the Company of the assignment.
(d)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to enter into and deliver any duly completed Assignment Agreement on its behalf.
24.7	Copy of Transfer Certificate or Assignment Agreement to Company
The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Obligors a copy of that Transfer Certificate or Assignment Agreement.
24.8	Security over Lenders' rights
In addition to the other rights provided to the Lenders under this Clause, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:
(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest will:
(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or
(ii)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.
24.9	Pro rata interest settlement
If the Facility Agent has notified the Lenders that it is able to distribute interest payments on a pro rata basis to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of that notification and is not on the last day of an Interest Period):
(a)	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time will continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and will become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and
(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:
(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and
(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9 (Pro rata interest settlement), have been payable to it on that date, but after deduction of the Accrued Amounts.
25.	CHANGES TO THE OBLIGORS
25.1	Assignments and transfer by Obligors
No Obligor may assign any of its rights or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.
26.	ROLE OF THE ADMINISTRATIVE PARTIES
26.1	Appointment of the Facility Agent
(a)	Each other Finance Party irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party irrevocably authorises the Facility Agent to perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to the Facility Agent under or in connection with the Finance Documents, together with any other incidental rights, powers, authorities and discretions; and
26.2	Duties of the Facility Agent
(a)	Subject to paragraph (b) below, the Facility Agent must forward promptly to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.
(b)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above will not apply to any Transfer Certificate or to any Assignment Agreement.
(c)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(d)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.
(e)	If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default it must notify the Finance Parties promptly.
(f)	If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement, it must notify the other Finance Parties promptly.
(g)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely mechanical and administrative in nature.
26.3	Role of the Arrangers
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.
26.4	No fiduciary duties
(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary of any other person.
(b)	No Administrative Party will be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
26.5	Business with the Group
(a)	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
(b)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.
(c)	Each Administrative Party may carry on any business with an Obligor or its related entities (including acting as an agent or a trustee in connection with any other financing).

26.6	Rights and discretions of the Facility Agent
(a)	The Facility Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders), that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.2 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and
(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors, experts or other professional advisers selected by it (including those representing a Party other than the Facility Agent).
(d)	The Facility Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	Unless indicated to the contrary in any Finance Document, the Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.
(f)	Without prejudice to the generality of paragraph (e) above, the Facility Agent:
(i)	may disclose; and
(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Company and to the other Finance Parties.
(g)	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything (including disclosing any information) if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or a duty of confidentiality or be otherwise actionable by any person, and an Administrative Party may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.
(h)	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(i)	The Facility Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the US or any jurisdiction forming a part of it and the UK) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.
26.7	Majority Lenders' instructions
(a)	Unless a contrary indication appears in a Finance Document, the Facility Agent:
(i)	must exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent); and
(ii)	will not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.
(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.
(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.
(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.
(e)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.
26.8	Responsibility for documentation
(a)	No Administrative Party is responsible for:
(i)	the adequacy, accuracy or completeness of any statement or information (whether oral or written) made, given or supplied by any person, in or in connection with any Finance Document or the Information Memorandum;
(ii)	the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or
(iii)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.
(b)	Except as provided above, the Facility Agent has no duty:
(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or
(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.
26.9	Exclusion of liability
(a)	Without limiting paragraph (b) below, no Administrative Party will be liable (whether in contract, tort or otherwise) for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence, wilful misconduct or fraud.
(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of an Administrative Party may enforce and enjoy the benefit of this Clause, subject to paragraph (b) of Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.
(c)	The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.
(d)
(i)                   Nothing in this Agreement will oblige any Administrative Party to satisfy any "know your customer" checks or other requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any "know your customer" checks it is required to carry out and that it may not rely on any statement in relation to those checks made by any other Administrative Party.

26.10	Lenders' indemnity to the Facility Agent
(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must, within three Business Days of demand, indemnify the Facility Agent for that Lender's Pro Rata Share of any cost, loss or liability (whether arising in contract, tort or otherwise) incurred by the Facility Agent, in acting as Facility Agent under the Finance Documents, except to the extent that the cost, loss or liability is caused by the Facility Agent's gross negligence, wilful misconduct or fraud (or, in the case of any cost, loss or liability pursuant to Clause 29.10 (Disruption to payment systems) notwithstanding the Facility Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) and unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document.
(b)	The Company must reimburse the Lenders for any amount paid to the Facility Agent under this Clause 26.10.
26.11	Resignation of the Facility Agent
(a)	The Facility Agent may resign and appoint one of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after agreement with the Company) may appoint a successor Facility Agent.
(c)	If the Majority Lenders have not appointed a successor Facility Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Facility Agent (after consultation with the Company) may appoint a successor Facility Agent, acting through an office in the UK or a Participating Member State.
(d)	The retiring Facility Agent must, at its own cost:
(i)	make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and
(ii)	enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be reasonably required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.
(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment.
(f)	On giving the notification the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.
(g)	Upon its resignation becoming effective, the retiring Facility Agent will be discharged from any further obligation in respect of the Finance Documents but will remain entitled to the benefit of this Clause. Any successor and each of the other Parties will have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(h)	After consultation with the Company, the Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above (or at any time the Facility Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders). In this event, the Facility Agent must resign in accordance with paragraph (b) above.
(i)	The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if either:
(i)	the Facility Agent fails to respond to a request under Clause 12.7 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
(ii)	the information supplied by the Facility Agent pursuant to Clause 12.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or
(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.
26.12	Confidentiality
(a)	In acting as the agent for the Finance Parties, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from any other of its divisions and departments.
(b)	If information is (in the opinion of the Facility Agent) received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent will not be deemed to have notice of it.
(c)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.
26.13	Relationship with the Lenders
(a)	Subject to Clause 24.9 (Pro rata interest settlement), the Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:
(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day, unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.
(c)
(i)                   Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.

(ii)	Any such notice:
(A)	must contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under this Agreement) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made); and
(B)	will be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of the Finance Documents.

(iii)	The Facility Agent is entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.
26.14	Credit appraisal by the Lenders
Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Administrative Parties that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;
(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;
(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and
(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
26.15	Facility Agent's management time
Any amount payable to the Facility Agent under Clause 14.3 (Indemnity to the Facility Agent), Clause 16 (Costs and expenses) and Clause 26.10 (Lenders' indemnity to the Facility Agent) shall include the cost of utilising the Facility Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 11 (Fees).
26.16	Deduction from amounts payable by Facility Agent
If any Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply that amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party will be regarded as having received the amount so deducted.
26.17	Notice period
Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.
28.	SHARING AMONG THE FINANCE PARTIES
28.1	Payments to Finance Parties
If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under a Finance Document then:
(a)	the Recovering Finance Party must, within three Business Days, notify details of the receipt or recovery to the Facility Agent;
(b)	the Facility Agent must determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have received had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and
(c)	the Recovering Finance Party must pay to the Facility Agent an amount (the Sharing Payment) equal to that receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).
28.2	Redistribution of payments
The Facility Agent must treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.
28.3	Recovering Finance Party's rights
(a)	On a distribution by the Facility Agent under Clause 28.2 (Redistribution of payments) the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in that redistribution.
(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor will owe the Recovering Finance Party a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Sharing Finance Party must, on request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount);
(b)	at the time of the request by the Facility Agent under paragraph (a) above, the Sharing Finance Party will be subrogated to the rights of the Recovering Finance Party in respect of the relevant Redistributed Amount; and
(c)	if and to the extent that the Sharing Finance Party is not able to rely on its rights under paragraph (b) above as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
28.5	Exceptions
(a)	This Clause will not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.
(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
29.	PAYMENT MECHANICS
29.1	Payments to the Facility Agent
(a)	On each date on which a Party is required to make a payment to the Facility Agent under a Finance Document, that Party must make the payment available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent to the Party concerned as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
(b)	Unless a Finance Document specifies that payments under it are to be made in another manner, all payments must be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.
29.2	Distributions by the Facility Agent
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided in this Clause, be paid by the Facility Agent to the Party entitled to receive payment in accordance with this Agreement as soon as practicable after receipt (in the case of a Lender, for the account of its Facility Office), to such account in the principal financial centre of the country of that currency with such bank as that Party may notify to the Facility Agent by not less than five Business Days' notice.
29.3	Distributions to an Obligor
The Facility Agent may (with the prior written consent of an Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents.  For this purpose the Facility Agent may apply the received sum in or towards the purchase of any amount of any currency to be paid.
29.4	Clawback
(a)	Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.
(b)	If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent has not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent must on demand refund that amount to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.
29.5	Impaired Agent
(a)	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 29.1 (Payments to the Facility Agent) may instead either:
(i)	pay that amount direct to the required recipient(s); or
(ii)	if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of "Acceptable Bank" and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the Paying Party) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the Recipient Party or Recipient Parties).
In each case such payments must be made on the due date for payment under the Finance Documents.
(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.
(c)	A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Facility Agent in accordance with Clause 26.11 (Resignation of the Facility Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 29.2 (Distributions by the Facility Agent).
(e)	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:
(i)	that it has not given an instruction pursuant to paragraph (d) above; and
(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.
29.6	Partial payments
(a)	If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Facility Agent must apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;
(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;
(iii)	thirdly, in or towards payment pro rata of any principal sum due but unpaid under this Agreement; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Facility Agent must, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
29.7	No set-off by Obligors
All payments to be made by an Obligor under the Finance Documents will be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
29.8	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day will be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account
(a)	Unless a Finance Document specifies otherwise, US Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Loan or Unpaid Sum or part of a Loan or Unpaid Sum will be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest must be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes must be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than US Dollars will be paid in that other currency.
29.10	Disruption to payment systems
(a)	If the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:
(i)	the Facility Agent must consult with the Company for a period of not more than ten days with a view to agreeing with the Company such changes to the operation or administration of the Facilities (changes) as the Facility Agent may decide are necessary in the circumstances;
(ii)	the Facility Agent is not obliged to consult with the Company in relation to any changes if, in its opinion, it is not practicable to do so in the circumstances and, in any event, has no obligation to agree to any changes; and
(iii)	the Facility Agent may consult with the Finance Parties in relation to any changes but is not obliged to do so if, in its opinion, it is not practicable to do so in the circumstances.
(b)	Any agreement between the Facility Agent and the Company will (whether or not it is finally determined that a Disruption Event has occurred) be binding on the Parties as an amendment to (or, as the case may be, a waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and waivers).
(c)	Notwithstanding any other provision of this Agreement, the Facility Agent will not be liable for any damages, costs or losses (whether arising in contract, tort or otherwise and whether caused by the Facility Agent's negligence or any other category of liability whatsoever, but not including any claim based on gross negligence or the fraud of the Facility Agent) arising as a result of it taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10 (Disruption to payment systems).
(d)	The Facility Agent must notify the Finance Parties of all changes agreed pursuant to paragraph (b) above.
29.11	Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the person to whom the payment is to be made (or, if that person is a Finance Party, the Facility Agent).

30.	SET-OFF
Subject to Clause 4.4, while an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.
31.	NOTICES
31.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents must be made in writing and, unless otherwise stated, may be made by fax or letter.
31.2	Addresses
(a)	Except as provided below, the contact details of each Party for any communication to be made or delivered under or in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.
(b)	The contact details of the Company for this purpose are:
Address:	Via Nizza, 250, 10126 Torino
Fax number:	+39 011 5090260
E-mail:	e.vellano@exor.com
Attention:	Mr Enrico Vellano
(c)	The contact details of the Borrower for this purpose are:
Address:	22-24 Boulevard Royal, L-2449 Luxembourg
Fax number:	+35 2 22 78 41
E-mail:	m.benaglia@lu.exor
Attention:	Mr Marco Benglia
(d)	The contact details of the Facility Agent for this purpose are:
Address:	Citibank International Limited, EMEA Loans agency, 5th Floor Citigroup Centre, Mail drop CGC2 05-65, 25 Canada Square, Canary Wharf, London, E14 5LB
Fax number:	+44 (0)20 7492 3980
Attention:	EMEA Loans agency.
(e)	Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.
31.3	Delivery
(a)	Except as provided below, any communication made or delivered by one Party to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post, with postage prepaid, in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.
(b)	Any communication to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent.
(c)	All communications from or to an Obligor must be sent through the Facility Agent.
(d)	Any communication to be made by an Obligor may be made by the other Obligor acting on its behalf.
(e)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:
(i)	to exercise any rights or discretions on its behalf under the Finance Documents;
(ii)	to supply all information concerning itself to any Finance Party; and
(iii)	to sign all documents on its behalf under or in connection with the Finance Documents.
(f)	Any notice and/or any other communication (including Utilisation Requests) to be made or delivered to an Obligor under and in accordance with this Agreement must also be made or delivered to the other Obligor.
(g)	Each Finance Party may assume that any communication made by the Company (or by the Company on behalf of an Obligor) is made with the consent of each other Obligor.
(h)	Any communication which would otherwise become effective on a non-working day or after business hours in the place of receipt will be deemed only to become effective on the next working day in that place.
31.4	Notification of address and fax number
Promptly upon changing its own details, the Facility Agent must notify the other Parties.
31.5	Communication when Facility Agent is Impaired Agent
If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Facility Agent has been appointed.
31.6	Electronic communication
(a)	Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Parties:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
(iii)	notify each other of any change to their electronic mail address or any other such information supplied by them.
(b)	For the purposes of the Finance Documents, an electronic communication will be treated as being in writing.
(c)	Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent may specify for this purpose.
(d)	Any electronic communication which would otherwise become effective on a non-working day or after business hours in the place of receipt will be deemed only to become effective on the next working day in that place.
31.7	English language
(a)	Any communication made under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)	if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
32.	CALCULATIONS AND CERTIFICATES
32.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
32.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
32.3	Day count conventions
Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.
33.	PARTIAL INVALIDITY
If, at any time, any term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or
(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.
34.	REMEDIES AND WAIVERS
No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents will operate as a waiver, nor will any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law and may be waived only in writing and specifically.
35.	AMENDMENTS AND WAIVERS
35.1	Required consents
(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived only with the consent of the Company and the Majority Lenders and any such amendment or waiver will be binding on all the Parties.
(b)	The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause. The Facility Agent must notify the other Parties promptly of any amendment or waiver effected by it under this paragraph.
(c)	Each Obligor agrees to any amendment or waiver permitted by this Clause which is agreed to by the Company.
35.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);
(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;
(iii)	a reduction in the Margin or a reduction in the amount or change in currency of any payment of principal, interest, fee or other amount payable to a Finance Party under the Finance Documents;
(iv)	an increase in, or an extension of, any Commitment or the Total Commitments;
(v)	a release of an Obligor other than in accordance with the terms of this Agreement;
(vi)	any provision of a Finance Document which expressly requires the consent of all the Lenders;
(vii)	Clause 2.2 (Finance Parties' rights and obligations), Part 2 of Schedule 2 (Conditions precedent), Clause 24 (Changes to the Lenders), Clause 39 (Governing law), Clause 40.1 (Jurisdiction) or this Clause; or
(viii)	the nature or scope of the guarantee and indemnity granted under Clause 17 (Guarantee and indemnity),

may not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.
(c)	Notwithstanding paragraph (a) above, a Fee Letter may be amended or waived with the agreement of each Administrative Party that is a party to that Fee Letter and the Company.
35.3	Excluded Commitments
If any Lender (including for the avoidance of doubt any Defaulting Lender) fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document under the terms of this Agreement within 30 days of that request being made (unless the Company and the Facility Agent agree to a longer time period in relation to any request) and Lenders with at least 50 % of the Total Commitments have responded to such request within that time:
(a)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the relevant Facility/ies when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve that request; and
(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
35.4	Replacement of Lender
(a)	If:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below);
(ii)	any Lender provides a notice to the Facility Agent under Clause 10.3 (Market disruption) or Clause 10.4 (Cost of funds); or
(iii)	an Obligor becomes obliged to repay any amount in accordance with Clause 7.1 (Illegality) or to pay additional amounts pursuant to Clause 13 (Increased Costs), Clause 12.2 (Tax gross-up) or Clause 12.3 (Tax indemnity) to any Lender, then the Company may, on not less than five Business Days' prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest (to the extent that the Facility Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.
(b)	The replacement of a Lender pursuant to this Clause 35.4 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Facility Agent;

(ii)	neither the Facility Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 days after the date on which that Lender is deemed a Non-Consenting Lender
(iv)	in no event shall the Lender replaced under Clause 35.4 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and
(v)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer.
(c)	A Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.
(d)	In the event that:
(i)	the Company has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;
(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders; and
(iii)	Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment,
(e)	then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.
35.5	Disenfranchisement of Defaulting Lenders
(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:
(i)	the Majority Lenders or
(ii)	whether:
(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the relevant Facility/ies; or
(B)	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents that Defaulting Lender's Commitments under the relevant Facility/ies will be reduced by the amount of its Available Commitments under the relevant Facility/ies and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 35.5, the Facility Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender; and
(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.
35.6	Replacement of a Defaulting Lender
(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving not less than five Business Days' prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Company and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 24 (Changes to the Lenders):
(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 35.6 shall be subject to the following conditions:
(i)	the Company shall have no right to replace the Facility Agent;
(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;
(iii)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and
(iv)	the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.
(c)	The Defaulting Lender shall perform the checks described in paragraph (b)(iv) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.
36.	CONFIDENTIALITY
36.1	Confidential Information
(a)	Each Finance Party must keep all Confidential Information confidential and not disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers).

(b)	Each Finance Party must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.
36.2	Disclosure of Confidential Information
Any Finance Party may disclose:
(a)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party considers appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;
(b)	to any person:
(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;
(ii)	with (or through) whom it enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;
(iii)	appointed by any Finance Party or by a person to whom paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.13 (Relationship with the Lenders).
(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (i) or (ii) above;
(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;
(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;
(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to Clause 24.8 (Security over Lenders' rights);
(viii)	who is a Party; or
(ix)	with the consent of the Company,

in each case, such Confidential Information as that Finance Party considers appropriate if:
(A)	in relation to paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there is no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;
(B)	in relation to paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and
(C)	in relation to paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except, only in relation to paragraph (vii) above, that there is no requirement to inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;
(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and
(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.
36.3	Disclosure to numbering service providers
(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:
(i)	the names of Obligors;
(ii)	the country of domicile of Obligors;
(iii)	the place of incorporation of Obligors;
(iv)	the date of this Agreement;
(v)	the names of the Facility Agent and the Arrangers;

(vi)	the date of each amendment and restatement of this Agreement;
(vii)	the amount of the Total Commitments;
(viii)	the currencies of the Facilities;
(ix)	the type of the Facilities;
(x)	the ranking of the Facilities;
(xi)	the Termination Date for the Facilities;
(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and
(xiii)	such other information agreed between such Finance Party and the Company, to enable such numbering service provider to provide its usual syndicated loan numbering identification services.
(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.
(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i)(i) to (a)(xiii) above is unpublished price-sensitive information.
36.4	Entire agreement
This Clause:
(a)	constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information; and
(b)	supersedes any previous agreement, whether express or implied, regarding Confidential Information.
36.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.
36.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:
(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause.
36.7	Continuing obligations
The obligations in this Clause are continuing and, in particular, will survive and remain binding on each Finance Party until the earlier of:
(a)	12 months from the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and
(b)	24 months from the date on which such Finance Party otherwise ceases to be a Finance Party.
37.	CONFIDENTIALITY OF FUNDING RATES AND REFERENCE BANK QUOTATIONS
37.1	Confidentiality
The Facility Agent and each member of the Group agree to keep each Funding Rate and, in the case of the Facility Agent, each Reference Bank Quotation, confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Funding Rates and Reference Bank Quotations).
37.2	Disclosure of Funding Rates and Reference Bank Quotations
(a)	The Facility Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Company pursuant to Clause 8.5 (Notification of rates of interest); and
(ii)	any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, to the extent necessary to enable such service provider to provide any of those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use with Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender or Reference Bank as the case may be.
(b)	The Facility Agent may disclose any Funding Rate or any Reference Bank Quotation and the Company may disclose any Funding Rate:
(i)	to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;
(ii)	to any person:

(A)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Company, as the case may be, it is not practicable to do so in the circumstances;
(B)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the Company, as the case may be, it is not practicable to do so in the circumstances; or
(C)	with the consent of the relevant Lender or Reference Bank as the case may be.
(c)	The Facility Agent’s obligations under Clause 28 (Sharing among the Finance Parties) are without prejudice to its obligation to make notifications under Clause 8.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (a)(i) above), the Facility Agent shall not include the details of any individual Reference Bank Quotation as part of such notification.
37.3	Other obligations
(a)	The Facility Agent and the Company acknowledge that each Funding Rate and in the case of the Facility Agent each Reference Bank Quotation is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and the Company undertakes not to use any Funding Rate or, in the case of the Facility Agent, Reference Bank Quotation for any unlawful purpose.
(b)	The Facility Agent and the Company agrees (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)	of the circumstances of any disclosure made pursuant to paragraph (b)(ii)(A) or (b)(ii)(B) of Clause 37.2 (Disclosure of Funding Rates and Reference Bank Quotations) except where such disclosure is made to any of the persons referred to in those paragraphs during the ordinary course of its supervisory or regulatory function; and
(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 37.
37.4	Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Facility Agent.
(b)	No Reference Bank (in its capacity as a Reference Bank) will be liable for any action taken by it under or in connection with any Finance Document or for any Reference Bank Quotation, unless finally judicially determined to have been directly caused by its gross negligence or wilful misconduct.

(c)	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it may have against that Reference Bank (in its capacity as a Reference Bank) or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document (in the Reference Bank’s capacity as a Reference Bank), or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this Clause 37.4, subject to Clause 1.3 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.
(d)	Any Reference Bank may rely on this Clause 37.4, paragraph (b) of Clause 35.2 (Exceptions) or Clause 37 (Confidentiality of Funding Rates and Reference Bank Quotations), subject to Clause 1.3 (Third party rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.
38.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
39.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.
40.	ENFORCEMENT
40.1	Jurisdiction
(a)	The English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Finance Document (including a dispute relating to the existence, validity or termination of any Finance Document or any non-contractual obligation arising out of or in connection with any Finance Document) (a Dispute).
(b)	The Parties agree that the English courts are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
40.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor:
(i)	irrevocably appoints Fiat Chrysler Finance Europe U.K. Branch located at 25 St. James’s Street, London SW1A 1HA as its agent under the Finance Documents for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and
(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
(b)	If any person appointed as process agent under this Clause 40.2 is unable for any reason so to act, the Company (on behalf of all the Obligors) must promptly (and in any event within 15 Business Days of the event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another process agent for this purpose.
THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL LENDERS

Original Lender	Facility A Commitments (USD)	Facility B Commitments (USD)	Facility C Commitments (USD)
Citibank, N.A., London Branch	803,289,474	2,512,500,000	434,210,526

Morgan Stanley Senior Funding, Inc.	214,210,526	670,000,000	115,789,474

Total	1,017,500,000	3,182,500,000	550,000,000

SCHEDULE 2
CONDITIONS PRECEDENT
PART 1
CONDITIONS PRECEDENT TO SIGNING
1.	Corporate documentation
(a)	A certified copy of the constitutional documents of each Obligor, being:
(i)	in respect of the Company, its deed of incorporation (atto costitutivo) and current by-laws (statuto); and
(ii)	in respect of the Borrower, its deed of incorporation (akte van oprichting) and its articles of association (statuten).
(b)	A copy of a resolution of the board of directors of the Borrower and, in the case of the Company, a copy of the abstract of the resolution of the board of directors of the Company date 14 April 2015, in each case:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party and, in respect of the Borrower, including a declaration by each managing director on conflict of interest (tegenstrijdig belang) within the meaning of Article 2:129(6) of the Dutch Civil Code;
(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolutions referred to in paragraph (b) above.
(d)	A certificate of an authorised signatory of the Company certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
(e)	A certificate of the Borrower confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded.
(f)	An up-to-date extract of the registration of the Borrower in the Trade Register of the Chamber of Commerce.
(g)	Either an unconditional positive works council advice (advies) and the related request for advice in respect of the transactions contemplated by the Finance Documents or a confirmation by the management board of the Borrower that no works council (ondernemingsraad) having jurisdiction over the Borrower has been installed and no works council will be installed in the foreseeable future

2.	Transaction Documents
(a)	Fully executed copies of:
(i)	this Agreement; and
(ii)	each Fee Letter.
3.	Legal opinions
The following legal opinions:
(a)	a legal opinion of Allen & Overy LLP, legal advisers in England to the Arrangers and the Facility Agent as to the enforceability of this Agreement;
(b)	a legal opinion of Pedersoli e Associati, legal advisers to the Company and the Borrower in Italy in relation to the capacity of the Company to enter into this Agreement; and
(c)	a legal opinion of Allen & Overy LLP, the transaction legal advisers in the Netherlands in relation to the capacity of the Borrower to enter into this Agreement, each substantially in the form distributed to the Original Lenders before signing this Agreement, and addressed to the Finance Parties at the date of that opinion.
4.	Other documents and evidence
(a)	Evidence that the agent under the Finance Documents for service of process in England and Wales has accepted its appointment.
(b)	A copy of the Original Financial Statements.
(c)	Evidence that all fees, costs and expenses then due and payable from the Company under this Agreement have been paid or will be paid by the Utilisation Date.
(d)	A certificate from the Company confirming that all relevant corporate approvals required by the Company’s constitutional documents or its jurisdiction of incorporation for the Company to complete the transactions contemplated in the Merger Agreement, have been or will be obtained on or prior to the Closing Date.

PART 2
CONDITIONS PRECEDENT TO UTILISATION
(a)	A fully executed copy of the Merger Agreement, substantially in the form attached to the irrevocable offer letter by the Company dated on or about the date of this Agreement, with only changes to such form that are permitted by this Agreement.
(b)	A certificate from the Company confirming that all conditions to the Merger have been satisfied and no term or condition of the Merger has been varied, waived or amended except as permitted by this Agreement.

SCHEDULE 3
FORMS OF REQUEST
PART 1
FORM OF UTILISATION REQUEST

To:	[●] as Facility Agent

From:	[ ]

Date:	[ ]
Exor S.p.A. - USD4,750,000,000 Facilities Agreement
dated 11 May 2015 (the Agreement)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to borrow a Loan on the following terms:
(a)	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day);
(b)	Facility to be utilised: [Facility A]/[Facility B]/[Facility C];
(c)	Amount: [ ] or, if less, the Available Facility; and
(d)	Interest Period: [ ].
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) [or, to the extent applicable, Clause 4.4 (Utilisations on the Closing Date)] is satisfied on the date of this Utilisation Request.
4.	The proceeds of this Loan should be credited to [account].
5.	This Utilisation Request is irrevocable.
By:
[BORROWER/COMPANY]

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC" (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF THE SHARE OF A LENDER IN ANY UTILISATION REQUESTED BY A DUTCH BORROWER IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC", IF THE LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF SUCH INTERPRETATION.

PART 2
FORM OF SELECTION NOTICE APPLICABLE TO A LOAN

To:	[AGENT] as Facility Agent

From:	[ ]

Date:	[ ]
Exor S.p.A. – USD4,750,000,000 Facilities Agreement
dated 11 May 2015 (the Agreement)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.
2.	We refer to the following Loan[s] in [currency] with an Interest Period ending on [ ].*
3.	[We request that the above Loan[s] be divided into [ ] [Facility A Loans]/[Facility B Loans]/[Facility C Loans] with the following Interest Periods.]**
or
[We request that the next Interest Period for the above [Facility A Loan[s]]/[Facility B Loan[s]]/[Facility C Loan[s]] is [        ].]***

4.	We confirm that each condition precedent under the Agreement which is required to be satisfied on the date of this Selection Notice is satisfied.
5.	This Selection Notice is irrevocable.
By:
[BORROWER/COMPANY]

_________________________
*	Insert details of all Term Loans in the same currency which have an Interest Period ending on the same date.
**	Use this option if division of Loans is requested.
***	Use this option if sub division is not required.

SCHEDULE 4
FORM OF TRANSFER CERTIFICATE2
To:	[AGENT] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]
Exor S.p.A. – USD4,750,000,000 Facilities Agreement
dated 11 May 2015 (the Agreement)
We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
1.	The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the Schedule below in accordance with the terms of the Agreement.
2.	The proposed Transfer Date is [ ].
3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.
4.	The New Lender confirms that it [is]/[is not] a Restricted Lender for the purposes of Clause 22 (Restricted Lender) of the Agreement.
5.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.
6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
7.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.
WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC" (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCHBORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC", IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

_________________________
[2]	Consider deleting this Form of Transfer Certificate and using the Form of Assignment Agreement instead if Obligors are based in continental Europe.

THE SCHEDULE
Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:
The Transfer Date is confirmed by the Facility Agent as [          ].
[AGENT]
as Facility Agent for and on behalf of
each of the parties to the Agreement
(other than the Existing Lender and
the New Lender)
By:

SCHEDULE 5
FORM OF ASSIGNMENT AGREEMENT
To:	[AGENT] as Facility Agent and the Company for and on behalf of each Obligor

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)

Date:	[ ]
Exor S.p.A. – USD4,750,000,000 Facilities Agreement
dated 11 May 2015 (the Agreement)
We refer to the Agreement.  This is an Assignment Agreement.  Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.
1.	In accordance with the terms of the Agreement:
(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender specified in the Schedule;
(b)	to the extent the obligations referred to in paragraph (c) below are effectively assumed by the New Lender, the Existing Lender is released from its obligations under the Agreement specified in the Schedule;
(c)	the New Lender assumes obligations equivalent to those obligations of the Existing Lender under the Agreement specified in the Schedule; and
(d)	the New Lender becomes a Lender under the Agreement and is bound by the terms of the Agreement as a Lender.
2.	The proposed Transfer Date is [ ].
3.	The New Lender confirms that it [is]/[is not] a Restricted Lender for the purposes of Clause 22 (Restricted Lender) of the Agreement.
4.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Assignment Agreement contained in the Agreement.
5.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.
6.	This Assignment Agreement acts as notice to the Facility Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.
7.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Assignment Agreement.
8.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

WARNING: PLEASE SEEK DUTCH LEGAL ADVICE (I) UNTIL THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC" (AS REFERRED TO IN ARTICLE 4.1(1) OF THE CAPITAL REQUIREMENTS REGULATION (EU/575/2013)), IF ANY AMOUNT LENT TO A DUTCHBORROWER IS TO BE TRANSFERRED WHICH IS LESS THAN EUR100,000 (OR ITS EQUIVALENT IN ANOTHER CURRENCY) AND (II) AS SOON AS THE COMPETENT AUTHORITY PUBLISHES ITS INTERPRETATION OF THE TERM "PUBLIC", IF THE NEW LENDER IS CONSIDERED TO BE PART OF THE PUBLIC ON THE BASIS OF THAT INTERPRETATION.

THE SCHEDULE
Rights and obligations to be transferred by assignment, assumption and release
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:
The Transfer Date is confirmed by the Facility Agent as [        ].
[AGENT]
as Facility Agent, for and on behalf of
each of the parties to the Agreement
(other than the Existing Lender and
the New Lender)

By:

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE
To:	[AGENT] as Facility Agent

From:	Exor S.p.A.

Date:	[ ]
Exor S.p.A. – USD4,750,000,000 Facilities Agreement
dated 11 May 2015 (the Agreement)

1.
We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date] in respect of Clause 20.2 (Facility C financial covenant) of the Agreement:

Total Net Debt was [          ] and Total Assets was [                                                                                                                ]; therefore, Total Net Debt is [●]x Total Assets;

3.	[We set out below calculations establishing the figures in paragraph 2 above:

[          ].]

4.	[We confirm that as at [relevant testing date] [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:
[          ]].]

Exor S.p.A.
By:
[insert applicable certification language]3
for   ........................................................................
[auditors of the Company]4
]

_________________________________
[3]	Certification language will be in line mutatis mutandis with that used by Company’s auditors in the context of certification of other financial ratios applicable to the Company.
[4]	Only include in certificate with annual accounts.

SCHEDULE 7
TIMETABLES

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)).	5:00 p.m. three Business Days before the Utilisation Date.

Facility Agent determines (in relation to a Loan) the US Dollar Amount of the Loan, if required under Clause 5.4 (Lenders' participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders' participation).

The later of:

1.     10:00 a.m. on the date which is two Business Days before the Utilisation Date; and

2.     close of business in London on the date on which the Facility Agent receives the Utilisation Request.

LIBOR is fixed.	Quotation Day as of 11:00 a.m.

Selection Notice for Facility A Loan to be delivered in accordance with Clause 9.1 (Selection of Interest Periods – Loans).	11:00 a.m. three Business Days before the Quotation Day.

A Reference Bank fails to supply a quotation under Clause 10.1 (Unavailability of Screen Rate).	11:00 a.m. on the Quotation Day.

SIGNATORIES

The Company

EXOR S.p.A.

By:	/s/ John Elkann
Name: John Elkann

The Borrower

EXOR N.V.

By:	/s/ Marco Benaglia
Name: Marco Benaglia

The Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ Lucy Devlin
Name: Lucy Devlin

MORGAN STANLEY BANK INTERNATIONAL LIMITED

By:	/s/ Kieran Ryan
Name: Kieran Ryan

The Original Lenders

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Lucy Devlin
Name: Lucy Devlin

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subha Ghosh-Kohli
Name: Subha Ghosh-Kohli

The Facility Agent

CITIBANK INTERNATIONAL LIMITED

By:	/s/ Emma Batchelor
Name: Emma Batchelor